----------------------------------------------------------------------------
The information in this pricing supplement is not complete and may be changed. This pricing supplement and the accompanying prospectus and prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
----------------------------------------------------------------------------
                             Subject to Completion
            Preliminary Pricing Supplement dated January 21, 2000

PRICING SUPPLEMENT
------------------
(To Prospectus dated January 21, 2000 and
Prospectus Supplement dated January 21, 2000)

                                     $

                         KeySpan Gas East Corporation

                        % Notes due January    , 2010

                   Guaranteed Fully and Unconditionally by

                              KeySpan Corporation
                              -------------------

          Interest on the notes will be payable on January     and July     of
each year beginning on July   , 2000.  The notes will mature on January     ,
2010. KeySpan Gas East Corporation, doing business as Brooklyn Union of Long Island, the Issuer, cannot redeem the notes prior to maturity. The notes will be unsecured and unsubordinated obligations of the Issuer and will rank equally with the Issuer's other unsecured and unsubordinated debt. Each note will be issued in denominations of $1,000 and integral multiples of $1,000. For more information on the notes, see "Description of the Notes" in the accompanying prospectus supplement and "Description of Securities-- Description of Debt Securities" in the accompanying prospectus.

         The payment of principal, premium, if any, and interest, if any, on the notes will be guaranteed fully and unconditionally by KeySpan
Corporation, doing business as KeySpan Energy, the Guarantor. For more information on the guarantees, see "Description of Securities--Description of the Guarantees" in the accompanying prospectus.

                 Investing in the notes involves certain risks which are described in the "Risk Factors" section beginning on page S-3 of the accompanying prospectus supplement.

                               ----------------

                                                    Per Note        Total
Public offering price(1)  . . . . . . . . . .          %              $
Underwriting discount . . . . . . . . . . . .          %              $
Proceeds, before expenses, to KeySpan Gas              %              $
East Corporation  . . . . . . . . . . . . . .

(1)      Plus accrued interest from January    , 2000, if settlement occurs
         after that date

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

         The notes will be ready for delivery in book-entry form only through
The Depository Trust Company on or about                              , 2000.

                             --------------------

Merrill Lynch & Co.
                             Chase Securities Inc.
                                                             J.P. Morgan & Co.
                             --------------------

           The date of this pricing supplement is January    , 2000.

                                USE OF PROCEEDS

         The net proceeds from the offering of the notes will be used to reimburse the Guarantor for $397 million of indebtedness of the Guarantor allocated to the Issuer, which was repaid by the Guarantor in July 1999. The indebtedness had an interest rate of 7.3%. The balance of the proceeds, if any, will be used for general corporate purposes.

                              TERMS OF THE NOTES

         The notes are Fixed Rate Notes (as defined in the accompanying prospectus supplement) and are part of a series of Medium-Term Notes Due Nine Months or More from Date of Issue, Series A, of the Issuer described in the accompanying prospectus and prospectus supplement. The notes will bear interest at the rate per annum shown on the cover page of this pricing
supplement from January   , 2000, or from the most recent date to which
interest has been paid. Interest will be payable on January    and July
of each year, beginning on July   , 2000, to the persons in whose names the
notes are registered at the close of business on the fifteenth calendar day, whether or not a business day, immediately preceding the interest payment date. Interest payable at maturity will be payable to the person to whom principal is payable. Interest on the notes will be computed on the basis of
a 360-day year of twelve 30-day months. The notes will mature on January   ,
2010, and cannot be redeemed at the option of the Issuer prior to maturity.

         The notes will be unsecured and unsubordinated obligations of the Issuer and will rank equally with all the Issuer's other unsecured and unsubordinated debt.

         The payment of principal, premium, if any, and interest, if any, on the notes will be guaranteed fully and unconditionally by the Guarantor.

         The notes will be issued in book-entry form through the facilities of The Depository Trust Company in minimum denominations of $1,000 and integral multiples of $1,000.

         For further information regarding the terms of the notes, see "Description of the Notes" in the accompanying prospectus supplement and "Description of Securities--Description of Debt Securities" in the accompanying prospectus. The guarantees are described under the caption "Description of Securities--Description of the Guarantees" in the prospectus.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

         The Issuer, the Guarantor and the underwriters named below have entered into a distribution agreement dated January 21, 2000. Subject to conditions, each of the underwriters has severally and not jointly agreed to purchase from the Issuer the principal amount of the notes indicated in the following table:

                                                            Principal
           Underwriter                                        Amount
           -----------                                      ---------

Merrill Lynch, Pierce, Fenner & Smith
        Incorporated  . . . . . . . . . . . . . . .       $
Chase Securities Inc. . . . . . . . . . . . . . . .

J.P. Morgan Securities Inc. . . . . . . . . . . . .       -----------
                                                          $
                                   Total  . . . . .       ===========


         The underwriters have informed the Issuer that they propose initially to offer the notes to the public at the public offering price set forth on the cover page of this pricing supplement, and also to dealers at the public
offering price minus a concession not in excess of      % of the principal
amount per note. The underwriters and the dealers they have sold notes to may
grant a discount not in excess of     % of the principal amount per note to
other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

         The Issuer estimates that the total expenses of the offering payable by the Issuer, excluding underwriting discounts and commissions, will be
approximately $       .

         Prior to the offering, there has been no public market for the notes. The Issuer has been advised by the underwriters that they intend to make a market in the notes but are not obligated to do so and may discontinue any market making at any time without notice. The notes will not be listed on any stock exchange and it is possible that there will be no secondary market for the notes or that there will be little or no liquidity in a secondary market if one develops.

         The Issuer has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. For more information on how the notes will be distributed, see "Plan of Distribution" in the accompanying prospectus and "Plan of Distribution" in the accompanying prospectus supplement.

         Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc. and J.P. Morgan Securities Inc. may provide investment banking services to the Issuer and the Guarantor and their affiliates from time to time. Chase Securities Inc. and J.P. Morgan Securities Inc. are affiliated with commercial banking institutions that may from time to time in the ordinary course of their business engage in general financing and banking transactions with the Issuer and the Guarantor and their affiliates. Chase Securities Inc. is an affiliate of the trustee.

 PROSPECTUS SUPPLEMENT
(To Prospectus dated January 21, 2000)

                                 $600,000,000
                                    [LOGO]
                         KEYSPAN GAS EAST CORPORATION
                          Medium-Term Notes, Series A
                  Due Nine Months or More from Date of Issue
                    Guaranteed Fully and Unconditionally by
                              KEYSPAN CORPORATION
                           _________________________
The Notes:

- The Issuer will offer notes from time to time and specify the terms and conditions of each issue of notes in a pricing supplement.

-    The notes will be senior unsecured debt securities of the Issuer.

- The notes will have stated maturities of nine months or more from the date they are originally issued.

- The Issuer will pay amounts due on the notes in U.S. dollars or any other consideration described in the applicable pricing supplement.

- The notes may bear interest at fixed or floating rates or may not bear any interest. If the notes bear interest at a floating rate, the floating rate may be based on one or more indices or formulas plus or minus a fixed amount or multiplied by a factor.

- The Issuer will specify whether the notes can be redeemed or repaid before their maturity and whether they are subject to mandatory redemption, redemption at the option of the Issuer or repayment at the option of the holder of the notes.

The Guarantees:

 - The payment of principal, premium, if any, and interest, if any, on the notes will be guaranteed fully and unconditionally by KeySpan Corporation, as Guarantor.

                INVESTING IN THE NOTES INVOLVES CERTAIN RISKS.
                        SEE "RISK FACTORS" ON PAGE S-3.


                                                                            Per Note                          Total(1)
                                                                   --------------------------    ---------------------------------
Public Offering Price . . . . . . . . . . . . . . . . . . . . .                    100%              $600,000,000
Agents' Discounts and Commissions . . . . . . . . . . . . . . .             .125%-.750%              $750,000-$4,500,000
Proceeds, before expenses, to KeySpan Gas East Corporation  . .         99.875%-99.250%              $599,250,000-$595,500,000

(1)  Or the equivalent in one or more foreign currencies or currency units.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     The Issuer may sell notes to the agents referred to below as principal for resale at varying or fixed offering prices or through an agent as agent using its reasonable efforts on the Issuer's behalf. The Issuer may also sell notes without the assistance of any agent, whether acting as principal or as agent.

     If the Issuer sells other securities referred to in the accompanying prospectus, the amount of notes that the Issuer may offer and sell under this prospectus supplement may be reduced.
                           _________________________
Merrill Lynch & Co.
                             Chase Securities Inc.
                                                             J.P. Morgan & Co.
                           _________________________


          The date of this prospectus supplement is January 21, 2000.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                          Page
                                                                          ----
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    S-4
Description of the Notes  . . . . . . . . . . . . . . . . . . . . . . .    S-6
United States Federal Income Tax Consequences . . . . . . . . . . . . .   S-33
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . .   S-43


                                  Prospectus

                                                                          Page
                                                                          ----
About this Prospectus . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Where You Can Find More Information . . . . . . . . . . . . . . . . . . . .  1
Forward-looking Statements  . . . . . . . . . . . . . . . . . . . . . . . .  2
The Issuer and the Guarantor  . . . . . . . . . . . . . . . . . . . . . . .  3
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Ratio of Earnings to Fixed Charges  . . . . . . . . . . . . . . . . . . . .  5
Description of Securities . . . . . . . . . . . . . . . . . . . . . . . . .  6
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Legal Opinions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18


     As used in this prospectus supplement, except as the context otherwise requires, "Guarantor" means KeySpan Corporation, "Issuer" means KeySpan Gas East Corporation and references to "we" "us" and "our" mean KeySpan Corporation, together with its consolidated subsidiaries, including KeySpan Gas East Corporation.

                                 RISK FACTORS

     Your investment in the notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated with respect to the significant components of their relationships.

STRUCTURE RISKS OF NOTES INDEXED TO INTEREST RATE, CURRENCY OR OTHER INDICES OR FORMULAS

     If you invest in notes indexed to one or more interest rate, currency or other indices or formulas, there will be significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the indices or formulas and the possibility that you will receive a lower, or no, amount of principal, premium or interest and at different times than you expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in that index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

REDEMPTION MAY ADVERSELY AFFECT YOUR RETURN ON THE NOTES

     If your notes are redeemable at the Issuer's option or are otherwise subject to mandatory redemption, the Issuer may, in the case of optional redemption, or must, in the case of mandatory redemption, choose to redeem your notes at times when prevailing interest rates may be relatively low. Accordingly, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.


THERE MAY BE AN UNCERTAIN TRADING MARKET FOR YOUR NOTES; MANY FACTORS AFFECT THE TRADING VALUE OF YOUR NOTES

     We cannot assure you a trading market for your notes will ever develop or be maintained. Many factors independent of our creditworthiness may affect the trading market of your notes. These factors include:

     - the complexity and volatility of the index or formula applicable to the notes,

     - the method of calculating the principal, premium and interest in respect of the notes,

     -    the time remaining to the maturity of the notes,

     -    the outstanding amount of the notes,

     -    the redemption features of the notes,

     - the amount of other securities linked to the index or formula applicable to the notes, and

     - the level, direction and volatility of market interest rates generally.

     In addition, because some notes were designed for specific investment objectives or strategies, these notes will have a more limited trading market and experience more price volatility. There may be a limited number of buyers for these notes. This may affect the price you receive for these notes or your ability to sell these notes at all. You should not purchase notes unless you understand and know you can bear the related investment risks.


OUR CREDIT RATINGS MAY NOT REFLECT ALL RISKS OF AN INVESTMENT IN THE NOTES

     The credit ratings of the Issuer and the Guarantor are an assessment of their ability to pay their obligations. Consequently, real or anticipated changes in these credit ratings will generally affect the market value of your notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed above on the value of your notes.

THE GUARANTOR'S HOLDING COMPANY STRUCTURE MAKES IT DEPENDENT ON CASH FLOW FROM ITS SUBSIDIARIES, LIMITS ITS RIGHT TO PARTICIPATE IN DISTRIBUTIONS OF ASSETS OF ITS SUBSIDIARIES AND SUBJECTS IT TO REGULATION WHICH LIMITS ITS FLEXIBILITY

     The Guarantor is a holding company with no business operations or source of income of its own which conducts substantially all of its operations through its subsidiaries. As a result, the Guarantor depends on the earnings and cash flow of, and dividends or distributions from, its subsidiaries to provide the funds necessary to meet its debt and contractual obligations. Furthermore, a substantial portion of the Guarantor's consolidated assets, earnings and cash flow is derived from the operation of its regulated utility subsidiaries, whose legal authority to pay dividends or make other distributions to the Guarantor is subject to regulation by the State of New York Public Service Commission. In addition, upon consummation of the acquisition of Eastern Enterprises, the Guarantor expects to register as a holding company under the Public Utility Holding Company Act of 1935, as amended. As a result, the corporate and financial activities of the Guarantor and each of its subsidiaries (including their ability to pay dividends to the Guarantor) will be subject to regulation by the SEC.

     The Guarantor's holding company structure also means that the right of the Guarantor to participate in any distribution of the assets of its any of its subsidiaries upon liquidation, reorganization or otherwise is subject to the prior claims of the creditors of each of the subsidiaries (except to the extent that the claims of the Guarantor itself as a creditor of a subsidiary may be recognized). Since this is true for the Guarantor, it is also true for the creditors of the Guarantor (including the holders of the notes). The right of the Guarantor's creditors (including the holders of the notes) to participate in the distribution of the stock owned by the Guarantor in its regulated subsidiaries would also be subject to approval by the State of New York Public Service Commission and the Federal Energy Regulatory Commission.

                           DESCRIPTION OF THE NOTES

     The notes will be issued as a series of debt securities under an indenture, dated as of December 1, 1999, between the Issuer, the Guarantor and The Chase Manhattan Bank, as trustee. The term "debt securities," as used in this prospectus supplement, refers to all securities issued and issuable from time to time under the indenture and includes the notes. The debt securities and the indenture are more fully described in the accompanying prospectus. The following summary of the material provisions of the notes and of the indenture is not complete and is qualified in its entirety by reference to the indenture, a copy of which has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. Neither we nor the agents have authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any of the agents is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date on the front cover of the pricing supplement.

     The following description of notes will apply unless otherwise specified in an applicable pricing supplement.

TERMS OF THE NOTES

     All debt securities, including the notes, will be unsecured and unsubordinated obligations of the Issuer and will rank equally with all the Issuer's other unsecured and unsubordinated debt. The guarantees will be unsecured and unsubordinated obligations of the Guarantor and will rank equally with all the Guarantor's other unsecured and unsubordinated debt.

     The indenture does not limit the aggregate principal amount of debt securities which the Issuer may issue. The Issuer may issue its debt securities from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by the Issuer for each series. The Issuer may, from time to time, without the consent of the holders of the notes, provide for the issuance of notes or other debt securities under the indenture in addition to the $600,000,000 aggregate principal amount of notes offered by this prospectus supplement. As
of January     , 2000, the Issuer had no notes issued and outstanding. The aggregate principal amount of notes which may be offered and sold by this prospectus supplement may be reduced by the sale by the Issuer of other securities under the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

     The notes will be offered on a continuing basis and will mature on a day nine months or more from the date of issue, as selected by the purchaser and agreed to by the Issuer. Interest-bearing notes will bear interest at either fixed or floating rates as specified in the applicable pricing supplement. Notes may be issued at significant discounts from their principal amount ("OID notes") or, in the case of indexed notes, an amount determined by the terms of that indexed note, due and payable at stated maturity, or due and payable on any date before the stated maturity date, whether by the declaration of acceleration, call for redemption, request for redemption, repayment at the option of the holder, pursuant to any sinking fund or otherwise (the stated maturity date or such prior date, as the case may be, is referred to as a "Maturity"). Some notes may not bear interest.

     Unless otherwise indicated in a note and in the applicable pricing supplement, the notes will be denominated in United States dollars and the Issuer will make payments of principal of, and premium, if any, and interest on, the notes in United States dollars.

     Interest rates, interest rate formulae and other variable terms of the notes are subject to change by the Issuer from time to time, but no change will affect any note already issued or as to which the Issuer has accepted an offer to purchase.

     Each note will be issued in fully registered book-entry form or certificated form, in denominations of $1,000 and integral multiples of $1,000, unless otherwise specified in the applicable pricing supplement. Notes in book-entry form may be transferred or exchanged only through a participating member of The Depository Trust Company, also known as DTC, or any other depository as is identified in an applicable pricing supplement. See "--Book-Entry Notes". Registration of transfer of notes in certificated form will be made at the office or agency of the Issuer maintained for that purpose. There will be no service charge for any registration of transfer or exchange of notes, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any registration of transfer or exchange, other than exchanges pursuant to the indenture not involving any transfer.

     The Issuer will make payments of principal of, and premium and interest, if any, on notes in book-entry form through the trustee to the depository or its nominee. See "--Book-Entry Notes". Unless otherwise specified in the applicable pricing supplement, a beneficial owner of notes in book-entry form that are denominated in a currency or currency unit other than United States dollars (a "Specified Currency") electing to receive payments of principal or any premium or interest in that Specified Currency must notify the Trustee no later than the close of business on the day specified in the applicable pricing supplement immediately preceding the applicable payment date of the beneficial owner's election to receive all or a portion of any payment in a Specified Currency.

     In the case of notes in certificated form, the Issuer will make payment of principal or premium, if any, at the Maturity of each note in immediately available funds upon presentation of the note and, in the case of any repayment on an optional repayment date, upon submission of a duly completed election form if and as required by the provisions described below, at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York, or at any other place as the Issuer may designate. Payment of interest due at Maturity will be made to the person to whom payment of the principal of the note in certificated form will be made. Payment of interest due on notes in certificated form other than at Maturity will be made at the corporate trust office of the trustee or, at the option of the Issuer, may be made by check mailed to the address of the person entitled to receive payment as the address appears in the security register. Notwithstanding the previous sentence, a holder of $1,000,000 or more in aggregate principal amount of notes in certificated form, whether having identical or different terms and provisions, having the same interest payment dates will, at the option of the Issuer, be entitled to receive interest payments on any interest payment date other than at Maturity by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the trustee at least 15 days prior to the interest payment date. Any wire instructions received by the trustee shall remain in effect until revoked by the holder.

     "Business Day" means any day, other than a Saturday or Sunday, that is:

     - neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York;

     - with respect to non-United States dollar-denominated notes, not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center, as defined below, of the country issuing the Specified Currency;

     - if the Specified Currency is euro, a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System is open; and

     - with respect to notes as to which LIBOR is an applicable Interest Rate Basis, a London Business Day.

     "London Business Day" means a day on which commercial banks are open for business, including dealings in the LIBOR Currency, as defined below, in London.

     "Principal Financial Center" means, unless otherwise specified in the applicable pricing supplement,

     - the capital city of the country issuing the Specified Currency, except that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, South African rand and Swiss francs, the "Principal Financial Center" will be The City of New York, Sydney and Melbourne, Toronto, Frankfurt, Amsterdam, Johannesburg and Zurich, respectively, or

     - the capital city of the country to which the LIBOR Currency, as defined below, relates, except that with respect to United States dollars, Canadian dollars, Deutsche marks, Dutch guilders, Portuguese escudos, South African rand and Swiss francs, the "Principal Financial Center" will be The City of New York, Toronto, Frankfurt, Amsterdam, London, Johannesburg and Zurich, respectively.

TRANSACTION AMOUNT

     Interest rates offered by the Issuer with respect to the notes may differ depending upon, among other things, the aggregate principal amount of notes purchased in any transaction. The Issuer may offer notes with similar variable terms but different interest rates concurrently at any time. The Issuer may also concurrently offer notes having different variable terms to different investors.

REDEMPTION AT THE OPTION OF THE ISSUER

     The notes will not be subject to any sinking fund. The Issuer may redeem the notes at its option prior to their stated maturity only if an initial redemption date is specified in the notes and in the applicable pricing supplement. If so indicated in the applicable pricing supplement, the Issuer may redeem the notes at its option on any date on and after the applicable initial redemption date specified in the pricing supplement. On and after the initial redemption date, if any, the Issuer may redeem the related note at any time in whole or from time to time in part at its option at the applicable redemption price referred to below together with interest on the principal of the applicable note payable to the redemption date, on notice given, unless otherwise specified in the applicable pricing supplement, not more than 60 nor less than 30 days before the redemption date. The Issuer will redeem the notes in increments of $1,000, so long as any remaining principal amount will be an authorized denomination of the note. Unless otherwise specified in the pricing supplement, the redemption price with respect to a note will initially mean a percentage, the initial redemption percentage, of the principal amount of the note to be redeemed specified in the pricing supplement, which shall decline at each anniversary of the initial redemption date by a percentage specified in the pricing supplement, of the principal amount to be redeemed until the redemption price is 100% of the principal amount.

REPAYMENT AT THE OPTION OF THE HOLDER

     If so indicated in an applicable pricing supplement, the Issuer will repay the notes in whole or in part at the option of the holders of the notes on any optional repayment date specified in the applicable pricing supplement. If no optional repayment date is indicated with respect to a note, it will not be repayable at the option of the holder before its stated maturity.

     Any repayment in part will be in an amount equal to $1,000 or integral multiples of $1,000, so long as any remaining principal amount will be an authorized denomination of the note. The repurchase price for any note so repurchased will be 100% of the principal amount to be repaid, together with interest on the principal of the note payable to the date of repayment.

     For any note to be repaid, the trustee must receive, at its office maintained for such purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the trustee, not more than 60 nor less than 30 days before the optional repayment date:

     - in the case of a note in certificated form, the note and the form entitled "Option to Elect Repayment" duly completed, or

     - in the case of a note in book-entry form, instructions to that effect from the beneficial owner of the notes to the depository and forwarded by the depository.

Notices of elections from a holder to exercise the repayment option must be received by the trustee by 5:00 p.m., New York City time, on the last day for giving notice. Exercise of the repayment option by the holder of a note will be irrevocable.

     Only the depository may exercise the repayment option in respect of global securities representing notes in book-entry form. As a result, beneficial owners of global securities that desire to have all or any portion of the notes in book-entry form represented by global securities repaid must instruct the participant through which they own their interest to direct the depository to exercise the repayment option on their behalf by forwarding the repayment instructions to the trustee as discussed above. To ensure that the instructions are received by the trustee on a particular day, the beneficial owner must instruct the participant through which it owns its interest before that participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. As a result, beneficial owners of notes in book-entry form should consult the participants through which they own their interest for the deadlines. All instructions given to participants from beneficial owners of notes in book-entry form relating to the option to elect repayment will be irrevocable. In addition, at the time instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the global security or securities representing the related notes in book-entry form, on the depository's records, to the trustee. See "--Book-Entry Notes".

     If applicable, the Issuer will comply with the requirements of
Section 14(e) of the Exchange Act and the rules promulgated under the Exchange Act and any other securities laws or regulations in connection with any repayment at the option of the holder.

     The Issuer may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by the Issuer may, at the discretion of the Issuer, be held, resold or surrendered to the trustee for cancellation.

INTEREST

     Each note will bear interest from the date of issue at the rate per annum or, in the case of a floating rate note, according to the interest rate formula stated in that note and in the applicable pricing supplement until the principal of the note is paid or made available for payment. Interest will be payable in arrears on each interest payment date specified in the pricing supplement on which an installment of interest is due and payable and at Maturity. The first payment of interest on any note originally issued between a regular record date and the related interest payment date will be made on the interest payment date immediately following the next regular record date to the registered holder on the next regular record date. The regular record date will be the fifteenth calendar day, whether or not a Business Day, immediately prior to the related interest payment date.

     Fixed Rate Notes

     Unless otherwise specified in an applicable pricing supplement, each fixed rate note will bear interest from, and including, the date of issue, at the rate per annum stated on the face of the note until its principal amount is paid or made available for payment. Interest payments on fixed rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date on which interest has been paid or from and including the date of issue, if no interest has been paid on the applicable fixed rate notes, to, but excluding, the related interest payment date or Maturity.

     Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be payable semiannually on May 15 and November 15 of each year and at Maturity. If any interest payment date or the Maturity of a fixed rate note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next Business Day as if made on the date the payment was due. In that event, no interest will accrue on the amount payable for the period from and after the interest payment date or Maturity.

     Floating Rate Notes

     Interest on floating rate notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may be one or more of:

     -    the CD Rate,

     -    the CMT Rate,

     -    the Commercial Paper Rate,

     -    the Eleventh District Cost of Funds Rate,

     -    the Federal Funds Rate,

     -    LIBOR,

     -    the Prime Rate,

     -    the Treasury Rate, or

     - any other Interest Rate Basis or interest rate formula that is specified in the applicable pricing supplement.

     A floating rate note may bear interest with respect to two or more Interest Rate Bases.

     TERMS. Each applicable pricing supplement will specify the terms of the floating rate note being delivered, including:

     -    whether the floating rate note is

          -    a "Regular Floating Rate Note",

          -    a "Inverse Floating Rate Note" or

          -    a "Floating Rate/Fixed Rate Note",

     -    the Interest Rate Basis or Bases,

     -    the Initial Interest Rate,

     -    the Interest Reset Dates,

     -    the interest payment dates,

     - the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated (the "Index Maturity"),
                                S-12

     -    the Maximum Interest Rate and Minimum Interest Rate, if any,

     - the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases (the "Spread"),

     - the percentage of the related Interest Rate Basis or Bases by which the Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate (the "Spread Multiplier"),

     - if one or more of the specified Interest Rate Bases is LIBOR, the LIBOR Currency, the Index Maturity and the Designated LIBOR Page, and

     - if one or more of the specified Interest Rate Bases is the CMT Rate, the Designated CMT Telerate Page and Designated CMT Maturity Index.

     The interest rate borne by the floating rate Notes will be determined as follows:

     REGULAR FLOATING RATE NOTES. Unless a floating rate note is designated as a Floating Rate/Fixed Rate Note, an Inverse Floating Rate Note or as having an addendum attached or as having "Other Provisions" apply relating to a different interest rate formula, it will be a "Regular Floating Rate Note" and, except as described below or in an applicable pricing supplement, will bear interest beginning on the first Interest Reset Date at the rate determined by reference to the applicable Interest Rate Basis or Bases:

          -    plus or minus the applicable Spread, if any, and/or

          -    multiplied by the applicable Spread Multiplier, if any.

Commencing on the first Interest Reset Date, the rate at which interest on the Regular Floating Rate Note will be payable will be reset as of each Interest Reset Date. The interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     FLOATING RATE/FIXED RATE NOTES. If a floating rate note is designated as a "Floating Rate/Fixed Rate Note", it will bear interest after the first Interest Reset Date at the rate determined by reference to the applicable Interest Rate Basis or Bases:

          -    plus or minus the applicable Spread, if any, and/or

          -    multiplied by the applicable Spread Multiplier, if any.

Commencing on the first Interest Reset Date, the rate at which interest on the applicable Floating Rate/Fixed Rate Note will be payable will be reset as of each Interest Reset Date. However, the interest rate in effect commencing on, and including, the date on which interest begins to accrue on a fixed rate basis to Maturity will be the Fixed Interest Rate, if the rate is specified in the applicable pricing supplement, or if no Fixed Interest Rate is specified, the interest rate in effect on the Floating Rate/Fixed Rate

Note on the day immediately preceding the date on which interest begins to accrue on a fixed rate basis. The interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     INVERSE FLOATING RATE NOTES. If a floating rate note is designated as an "Inverse Floating Rate Note", except as described below, it will bear interest after the first Interest Rate Date equal to the Fixed Interest Rate specified in the related pricing supplement minus the rate determined by reference to the applicable Interest Rate Basis or Bases:

          -    plus or minus the applicable Spread, if any, and/or

          -    multiplied by the applicable Spread Multiplier, if any;

so long as, unless otherwise specified in the applicable pricing supplement, the interest rate on the note will not be less than zero percent. Commencing on the first Interest Reset Date, the rate at which interest on the note is payable will be reset as of each Interest Reset Date. The interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     Each Interest Rate Basis will be the rate determined in accordance with the applicable provisions below. Except as set forth above, the interest rate in effect on each day will be:

     - if the day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately prior to the Interest Reset Date, or

     - if the day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately prior to the Interest Reset Date.

     INTEREST RESET DATES. The applicable pricing supplement will specify the dates on which the interest rate on the related floating rate note will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the pricing supplement, the Interest Reset Date will be, in the case of floating rate notes which reset:

     -    daily - each Business Day;

     - weekly - the Wednesday of each week, with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an Interest Rate Basis, which will reset the Tuesday of each week, except as described below;

     - monthly - the third Wednesday of each month, with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an Interest Rate Basis, which will reset on the first calendar day of the month;

     - quarterly - the third Wednesday of March, June, September and December of each year;

     - semiannually - the third Wednesday of the two months specified in the pricing supplement; and

     - annually - the third Wednesday of the month specified in the pricing supplement.

However, for Floating Rate/Fixed Rate Notes, the rate of interest will not reset after the date on which interest on a fixed rate basis begins to accrue.

     If any Interest Reset Date for any floating rate note would otherwise be a day that is not a Business Day, the Interest Reset Date will be postponed to the next Business Day. However, in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, if the next Business Day falls in the next calendar month, then the Interest Reset Date will be the immediately preceding Business Day. In addition, in the case of a floating rate note for which the Treasury Rate is an Interest Rate Basis if the Interest Determination Date would otherwise fall on an Interest Reset Date, then the Interest Reset Date will be postponed to the next Business Day.

     MAXIMUM AND MINIMUM INTEREST RATES. A floating rate note may also have either or both of the following:

          - a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period (a "Maximum Interest Rate"), and

          - a minimum numerical limitation, or floor, on the rate at which interest may accrue during any period (a "Minimum Interest Rate").

     The indenture is, and any notes issued under the indenture will be, governed by and construed in accordance with the laws of the State of New York. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to securities in which $2,500,000 or more has been invested. While the Issuer believes that New York law would be given effect by a state or federal court sitting outside of New York, state laws frequently regulate the amount of interest that may be charged to and paid by a borrower, including, in some cases, corporate borrowers. Prospective investors should consult their personal advisors with respect to the applicability of these laws. The Issuer has agreed for the benefit of the beneficial owners of the notes, to the extent permitted by law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a beneficial owner of the notes.

     INTEREST PAYMENTS. Each pricing supplement will specify the dates on which interest will be payable. Each floating rate note will bear interest from the date of issue at the rates specified in the note until the principal of the note is paid or otherwise made available for payment. Except as provided below or in the pricing supplement, the interest payment dates with respect to floating rate notes will be, in the case of floating rate notes which reset:

     - daily, weekly or monthly - the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the pricing supplement;

     - quarterly - the third Wednesday of March, June, September and December of each year;

     - semiannually - the third Wednesday of the two months of each year specified in the pricing supplement;

     - annually - the third Wednesday of the month of each year specified in the pricing supplement; and

     -    at Maturity.

     If any interest payment date for any floating rate note, other than an interest payment date at Maturity, would otherwise be a day that is not a Business Day, the interest payment date will be postponed to the next Business Day. However, in the case of a floating rate note as to which LIBOR is an Interest Rate Basis, if the next Business Day falls in the next calendar month, the interest payment date will be the immediately preceding Business Day. If the Maturity of a floating rate note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next Business Day, and no interest on such payment will accrue for the period from and after the Maturity.

     All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545%, or .09876545, would be rounded to 9.87655%, or .0987655. All dollar amounts used in or resulting from any calculation on floating rate notes will be rounded to the nearest cent with one-half cent being rounded upward.

     Interest payments on floating rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date on which interest has been paid or from and including the date of issue, if no interest has been paid, to but excluding the related interest payment date or Maturity.

     With respect to each floating rate note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated.

     - In the case of notes for which the Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by 360.

     - In the case of notes for which the Interest Rate Basis is the CMT Rate or the Treasury Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by the actual number of days in the year.

     - The interest factor for notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied.

     Interest Determination Dates. The interest rate applicable to each interest reset period commencing on the Interest Reset Date with respect to that interest reset period will be the rate determined as of the applicable "Interest Determination Date."

     - The Interest Determination Date for the CD Rate, the CMT Rate and the Commercial Paper Rate will be the second Business Day prior to each Interest Reset Date for the related note.

     - The Interest Determination Date for the Federal Funds Rate and the Prime Rate will be the Business Day prior to each Interest Reset Date.

     - The Interest Determination Date for the Eleventh District Cost of Funds Rate will be the last working day of the month prior to each Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the Index, as defined below.

     - The Interest Determination Date for LIBOR will be the second London Business Day prior to each Interest Reset Date.

     - The Interest Determination Date for the Treasury Rate will be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills, as defined below, are normally auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday. In that case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday. However, if an auction is held on the Friday of the week prior to the related Interest Reset Date, the Interest Determination Date will be the preceding Friday. If an auction falls on any Interest Reset Date, then the Interest Reset Date will instead be the first Business Day following the auction.

     - The Interest Determination Date pertaining to a floating rate note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the latest Business Day that is at least two Business Days before the Interest Reset Date for the floating rate note on which each Interest Reset Basis is determinable. Each Interest Rate Basis will be determined on the

          Interest Determination Date, and the interest rate will take effect on the related Interest Reset Date.

     Calculation Date. Unless otherwise provided in the applicable pricing supplement, the trustee will be the calculation agent. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date for that floating rate note. Unless otherwise specified in the applicable pricing supplement, the calculation date (the "Calculation Date"), if applicable, pertaining to any Interest Determination Date will be the earlier of:

     - the tenth calendar day after the Interest Determination Date, or, if the tenth calendar day is not a Business Day, the next Business Day or

     - the Business Day prior to the applicable Interest Payment Date or Maturity, as the case may be.

     CD RATE. CD Rate Notes will bear interest at the rates, calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable CD Rate Notes and in the applicable pricing supplement.

     "CD Rate" means:

     - the rate on the Interest Determination Date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the pricing supplement published in H.15(519) under the heading "CDs (secondary market)", or

     - if the rate referred to in the preceding clause is not so published by 3:00 P.M., New York City time, on the Calculation Date, the rate on the Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the pricing supplement as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "CDs (secondary market)", or

     - if the rate referred to in the immediately preceding clause is not so published by 3:00 P.M., New York City time, on the Calculation Date, the rate on the Interest Determination Date calculated by the calculation agent as the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on the Interest Determination Date, of three leading non-bank dealers in negotiable United States dollar certificates of deposit in The City of New York selected by the calculation agent for negotiable United States dollar certificates of deposit of major United States money center banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the pricing supplement in an amount that is representative for a single transaction in that market at that time, or

     - if the dealers selected by the calculation agent are not quoting as mentioned in the immediately preceding clause, the CD rate in effect on the Interest Determination Date.

     "H.15(519)" means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

     CMT RATE. CMT Rate Notes will bear interest at the rates, calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable CMT Rate Notes and in the applicable pricing supplement.

     "CMT Rate" means:

     - the rate displayed on the Designated CMT Telerate Page under the caption "...Treasury Constant Maturities... Federal Reserve Board Release H.15... Mondays Approximately 3:45 P.M.", under the column for the Designated CMT Maturity Index for:

          - if the Designated CMT Telerate Page is 7051, the rate on the Interest Determination Date, and

          - if the Designated CMT Telerate Page is 7052, the weekly or the monthly average, as specified in the pricing supplement, for the week or the month, as applicable, ended immediately prior to the week or the month, as applicable, in which the Interest Determination Date falls, or

     - if the rate referred to in the immediately preceding clause is no longer displayed on the relevant page or is not so displayed by 3:00 P.M., New York City time, on the Calculation Date, the treasury constant maturity rate for the Designated CMT Maturity Index published in H.15(519), or

     - if the rate referred to in the immediately preceding clause is no longer published or is not published by 3:00 P.M., New York City time, on the Calculation Date, the treasury constant maturity rate for the Designated CMT Maturity Index, or other United States Treasury rate for the Designated CMT Maturity Index, for the Interest Determination Date for the applicable Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519), or

     - if the rate referred to in the immediately preceding clause is not so published by 3:00 P.M., New York City time, on the Calculation Date, the rate on the Interest Determination Date calculated by the calculation agent as a yield to maturity, based on the arithmetic mean of the secondary market bid rates as of approximately
          3:30 P.M., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York, which may include the agent or its affiliates (each, a "Reference Dealer"), selected by the calculation agent from five Reference Dealers selected by the calculation agent after eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year, or

     - if the calculation agent is unable to obtain three applicable Treasury Note quotations as referred to in the immediately preceding clause, the rate on the Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three Reference Dealers in The City of New York selected by the calculation agent from five Reference Dealers selected by the calculation agent after eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million, or

     - if three or four and not five of the Reference Dealers are quoting as referred to in the immediately preceding clause, the rate will be calculated by the calculation agent as the arithmetic mean of the bid rates obtained and neither the highest nor the lowest of quotes will be eliminated, or

     - if fewer than three Reference Dealers selected by the calculation agent are quoting as mentioned in the immediately preceding clause, the rate in effect on the Interest Determination Date.

          If two Treasury Notes with an original maturity as described in the third preceding clause have remaining terms to maturity equally close to the Designated CMT Maturity Index, the calculation agent will obtain from five Reference Dealers quotations for the Treasury Notes with the shorter remaining term to maturity.

     "Designated CMT Telerate Page" means the display on Bridge
Telerate, Inc. or any successor service on the page specified in the pricing supplement or any other page as may replace the specified page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519), or, if no page is specified in the pricing supplement, page 7052.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities, either 1, 2, 3, 5, 7, 10, 20 or 30 years, specified in the pricing supplement with respect to which the CMT Rate will be calculated.

     COMMERCIAL PAPER RATE. Commercial Paper Rate Notes will bear interest at the rates, calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Commercial Paper Rate Notes and in the applicable pricing supplement.

     "Commercial Paper Rate" means:

     - the Money Market Yield on the Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the pricing supplement published in H.15(519) under the caption "Commercial Paper-Nonfinancial", or

     - if the rate described in the preceding clause is not so published by 3:00 P.M., New York City time, on the Calculation Date, the rate on the Interest Determination Date for commercial paper having the Index Maturity specified in the pricing supplement published in
          H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Commercial Paper-Nonfinancial", or

     - if the rate is referred to in the preceding clause is not so published by 3:00 P.M., New York City time, on the Calculation Date, the rate on the Interest Determination Date calculated by the calculation agent as the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on the Interest Determination Date of three leading dealers of United States dollar commercial paper in The City of New York, which may include the calculation agent and its affiliates, selected by the calculation agent for commercial paper having the Index Maturity specified in the pricing supplement placed for industrial issuers whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization, or

     - if the dealers selected by the calculation agent are not quoting as mentioned in the immediately preceding clause, the rate in effect on the Interest Determination Date.

     "Money Market Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                                       D x 360
            Money Market Yield =  -----------------   x   100
                                   360 - ( D x  M )

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     ELEVENTH DISTRICT COST OF FUNDS RATE. Eleventh District Cost of Funds Rate Notes will bear interest at the rates, calculated with reference to the Eleventh District Cost of Funds Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Eleventh District Cost of Funds Rate Notes and in the applicable pricing supplement.

     "Eleventh District Cost of Funds Rate" means:

     - the rate equal to the monthly weighted average cost of funds for the calendar month immediately prior to the month in which the Interest Determination Date falls as set forth under the caption "11th District" on the display on Bridge Telerate, Inc. or any successor service on page 7058 or any other page as may replace the specified page on that service ("Telerate Page 7058") as of 11:00 A.M., San Francisco time, on the Interest Determination Date, or

     - if the rate referred to in the immediately preceding clause does not appear on Telerate Page 7058 on the Interest Determination Date, the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the Federal Home Loan Bank of San Francisco as the cost of funds for the calendar month immediately prior to the Interest Determination Date, or

     - if the Federal Home Loan Bank of San Francisco fails to announce the Index on or before the Interest Determination Date for the calendar month immediately prior to the Interest Determination Date, the rate in effect on the Interest Determination Date.

     FEDERAL FUNDS RATE. Federal Funds Rate Notes will bear interest at the rates, calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Federal Funds Rate Notes and in the applicable pricing supplement.

     "Federal Funds Rate" means:

     - the rate on the Interest Determination Date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)", as displayed on Bridge Telerate, Inc.

          or any successor service on page 120 or any other page as may replace the applicable page on that service ("Telerate Page 120"), or

     - if the rate referred to in the preceding clause does not appear on Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the Calculation Date, the rate on the Interest Determination Date for United States dollar federal funds published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Federal Funds/Effective Rate", or

     - if the rate referred to in the immediately preceding clause is not so published by 3:00 P.M., New York City time, on the Calculation Date, the rate on the Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the calculation agent before 9:00 A.M., New York City time, on the Interest Determination Date, or

     - if the brokers selected by the calculation agent are not quoting as mentioned in the immediately preceding clause, the rate in effect on the Interest Determination Date.

     LIBOR. LIBOR Notes will bear interest at the rates, calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, specified in the applicable LIBOR Notes and in any applicable pricing supplement.

     "LIBOR" means:

     - if "LIBOR Telerate" is specified in the pricing supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the pricing supplement as the method for calculating LIBOR, LIBOR will be the rate for deposits in the LIBOR Currency, as defined below, having the Index Maturity specified in the pricing supplement, commencing on the second London Business Day after that Interest Determination Date that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on the Interest Determination Date, or

     - if "LIBOR Reuters" is specified in the pricing supplement, LIBOR will be the arithmetic mean of the offered rates for deposits in the LIBOR Currency having the Index Maturity specified in the pricing supplement, commencing on the second London Business Day immediately after that Interest Determination Date, that appear, on the Designated LIBOR Page specified in the pricing supplement as of 11:00 A.M., London time, on the Interest Determination Date. If the Designated LIBOR Page by its terms provides only for a single rate, then the single rate will be used, or

     - with respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the designated LIBOR Page as specified in the two immediately preceding clauses (except a Designated LIBOR Page which by its terms provides only for a single rate), respectively, the rate calculated by the calculation agent as the arithmetic mean of at least two quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks, which may include affiliates of the agent, in the London interbank market to provide the calculation agent with its offered quotation for deposits in the LIBOR Currency for the period of the Index Maturity specified in the pricing supplement, commencing on the second London Business Day immediately after the Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the Interest Determination Date and in a principal amount that is representative for a single transaction in the applicable LIBOR Currency in that market at that time, or

     - if fewer than two quotations referred to in the immediately preceding clause are so provided, the rate on the Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center(s), on the Interest Determination Date by three major banks, which may include affiliates of the agent, in the Principal Financial Center selected by the calculation agent for loans in the LIBOR Currency to leading European banks, having the Index Maturity specified as designated in the pricing supplement and in a principal amount that is representative for a single transaction in the applicable LIBOR Currency in that market at that time, or

     - if the banks so selected by the calculation agent are not quoting as mentioned in the immediately preceding clause, the rate in effect on the applicable Interest Determination Date.

     "LIBOR Currency" means the currency specified in the pricing supplement as to which LIBOR will be calculated or, if no currency is specified in the pricing supplement, United States dollars.

     "Designated LIBOR Page" means either:

     - if "LIBOR Telerate" is designated in the pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the pricing supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc. or any successor service on the page specified in that pricing supplement or any page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for the applicable LIBOR Currency, or

     - if "LIBOR Reuters" is specified in the pricing supplement, the display on the Reuters Monitor Money Rates Service or any successor service on the page specified in the pricing supplement or any other page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for the applicable LIBOR Currency.

     PRIME RATE. Prime Rate Notes will bear interest at the rates, calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Prime Rate Notes and the applicable pricing supplement.

     "Prime Rate" means:

     - the rate on the applicable Interest Determination Date as published in H.15(519) under the heading "Bank Prime Loan", or

     - if the rate referred to in the preceding clause is not so published by 3:00 P.M., New York City time, on the Calculation Date, the rate on the Interest Determination Date published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate under the caption "Bank Prime Loan", or

     - if the rate referred to in the immediately preceding clause is not so published by 3:00 P.M., New York City time, on the Calculation Date, the rate calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by at least four banks that appear on the Reuters Screen US PRIME 1 Page as the particular bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on the Interest Determination Date, or

     - if fewer than four rates described in the immediately preceding clause by 3:00 P.M., New York City time, on the Calculation Date as shown on Reuters Screen US PRIME 1, the rate on the Interest Determination Date calculated by the calculation agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Interest Determination Date by three major banks, which may include affiliates of the agent, in The City of New York selected by the calculation agent, or

     - if the banks selected by the calculation agent are not quoting as mentioned in the immediately preceding clause, the rate in effect on the Interest Determination Date.

     "Reuters Screen US PRIME 1 Page" means the display on the Reuter Monitor Money Rates Service or any successor service on the "US PRIME 1" Page or other page as may replace the US PRIME 1 Page on such service for the purpose of displaying prime rates or base lending rates of major United States banks.

     TREASURY RATE. Treasury Rate Notes will bear interest at the rates, calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Treasury Rate Notes and in the applicable pricing supplement.

     "Treasury Rate" means:

     - the rate from the auction held on the Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the pricing supplement under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc. or any successor service on page 56 or any other page as may replace page 56 on that service ("Telerate Page 56") or page 57 or any other page as may replace page 57 on that service ("Telerate Page 57"), or

     - if the rate described in the preceding clause is not so published by 3:00 P.M., New York City time, on the Calculation Date, the Bond Equivalent Yield of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High", or

     - if the rate described in the immediately preceding clause is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills announced by the United States Department of the Treasury, or

     - in the event that the rate referred to in the immediately preceding clause is not announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the Interest Determination Date of Treasury Bills having the Index Maturity specified in the pricing supplement published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market", or

     - if the rate referred to in the immediately preceding clause is not so published by 3:00 P.M., New York City time, on the Calculation Date, the rate on the Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market", or

     - if the rate referred to in the immediately preceding clause is not so published by 3:00 P.M., New York City time, on the Calculation Date, the rate on the Interest Determination Date calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately
          3:30 P.M., New York City time, on the Interest Determination Date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the pricing supplement, or

     - if the dealers selected by the calculation agent are not quoting as mentioned in the immediately preceding clause, the rate in effect on the Interest Determination Date.

     "Bond Equivalent Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                                         D x N
         Bond Equivalent Yield =   ------------------  x    100
                                   360  - ( D  x  M )

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

OTHER PROVISIONS; ADDENDA

     Any provisions with respect to an issue of notes, including the determination of one or more Interest Rate Bases, the specification of one or more Interest Rate Bases, the calculation of the interest rate applicable to a floating rate note, the applicable interest payment dates, the stated maturity date, any redemption or repayment provisions or any other matter relating to the applicable notes may be modified by the terms as specified under "Other Provisions" on the face of the applicable notes or in an addendum relating to the applicable notes, if so specified on the face of those notes and in the applicable pricing supplement.

ORIGINAL ISSUE DISCOUNT NOTES

     The Issuer may from time to time issue notes as original issue discount ("OID"). OID notes bear no interest or bear interest at below-market rates and are sold at a discount below their stated principal amount. If the Issuer issues OID notes, the pricing supplement will contain the issue price, the rate at which interest will accrete, and the date from which such interest will accrete on the OID notes.

AMORTIZING NOTES

     The Issuer may from time to time offer notes ("Amortizing Notes"), with amounts of principal and interest payable in installments over the term of the notes. Unless otherwise specified in the applicable pricing supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable on the Amortizing Notes and then to the reduction of the unpaid principal amount of the Amortizing Notes.

Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the pricing supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the note and the pricing supplement.

INDEXED NOTES

     The Issuer may from time to time offer notes ("Indexed Notes") the principal value of which at Maturity will be determined by reference to:

     - one or more equity or debt securities, including, but not limited to, the price or yield of such securities,

     - any statistical measure of economic or financial performance, including, but not limited to, any currency, consumer price or mortgage index, or

     - the price or value of any commodity or any other item or index or any combination,

(collectively, the "Indexed Securities"). The payment or delivery of any consideration on any Indexed Note at Maturity will be determined by the decrease or increase, as applicable, in the price or value of the applicable Indexed Securities. The terms of and any additional considerations, including any material tax consequences, relating to any Indexed Notes will be described in the applicable pricing supplement.

BOOK-ENTRY NOTES

     DESCRIPTION OF THE GLOBAL SECURITIES

     Upon issuance, all notes in book-entry form having the same date of issue, Maturity and otherwise having identical terms and provisions will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, DTC as depository registered in the name of the depository or a nominee of the depository. Unless and until it is exchanged in whole or in part for notes in certificated form, no global note may be transferred except as a whole by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any such nominee to a successor of the depository or a nominee of the successor.

     DTC PROCEDURES

     The following is based on information furnished by DTC:

     The depository will act as securities depository for the notes in book-entry form. The notes in book-entry form will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee. One fully registered global note will be issued for each issue of notes in book-entry form, each in the aggregate principal amount of the issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $400,000,000, one global note will be issued with respect to each $400,000,000 of principal amount and an additional global note will be issued with respect to any remaining principal amount of the issue.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

     Purchasers of notes in book-entry form under DTC's system must be made by or through direct participants, which will receive a credit for those notes in book-entry form on DTC's records. The ownership interest of each actual purchaser of each note in book-entry form represented by a global note is, in turn, to be recorded on the records of direct participants and indirect participants. Beneficial owners in book-entry form will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in a global note representing notes in book-entry form are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of a global note representing notes in book-entry form will not receive notes in certificated form representing their ownership interests therein, except if use of the book-entry system for notes in book-entry form is discontinued or if any of the events set forth below under "Exchange for Notes in Certificated Form" occurs.

     To facilitate subsequent transfers, all global notes representing notes in book-entry form which are deposited with, or on behalf of, the depository are registered in the name of DTC's nominee, Cede & Co. The deposit of global notes with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global notes representing the notes in book-entry form; DTC's records reflect only the identity of the direct participants to whose accounts such notes in book-entry form are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the global notes representing the notes in book-entry form. Under its usual procedures, DTC mails an omnibus proxy to the Issuer as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants, identified in a listing attached to the omnibus proxy, to whose accounts the notes in book-entry form are credited on the applicable record date.

     The Issuer will make principal, premium, if any, and/or interest, if any, payments on the global notes representing the notes in book-entry form in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the applicable payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the applicable participant and not of DTC, the trustee or the Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of the Issuer and the trustee, disbursement of payments to direct participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

     If applicable, redemption notices shall be sent to Cede & Co. If less than all of the notes in book-entry form of like tenor and terms are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

     A beneficial owner will give notice of any option to elect to have its notes in book-entry form repaid by the Issuer, through its participant, to the trustee, and will effect delivery of its notes in book-entry form by causing the direct participant to transfer the participant's interest in the global note notes in book-entry form, on DTC's records, to the trustee.

     DTC may discontinue providing its services as securities depository with respect to the notes in book-entry form at any time by giving reasonable notice to the Issuer or the trustee. If a successor securities depository is not obtained, notes in certificated form are required to be printed and delivered.

     The Issuer may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, notes in certificated form will be printed and delivered.

     The laws of some states may require that certain purchasers of securities take physical delivery of securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global notes.

     So long as DTC, or its nominee, is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, beneficial owners of a global note will not be entitled to have the notes represented by a global note registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture. The Issuer understands that under existing industry practices, in the event that the Issuer requests any action of holders or that an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take the desired action, and the participants would authorize beneficial owners owning through the participants to give or take the desired action or would otherwise act upon the instructions of beneficial owners.

     EXCHANGE FOR NOTES IN CERTIFICATED FORM

     If:

     - DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Issuer within 90 days,

     - The Issuer executes and delivers to the trustee a company order to the effect that the global notes shall be exchangeable, or

     - an Event of Default has occurred and is continuing with respect to the notes,

the global note or global notes will be exchangeable for notes in certificated form with the same terms and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples of $1,000. The certificated notes will be registered in the name or names as the depository instructs the trustee. The Issuer expects that instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global notes.

     The information in this section concerning the depository and the depository's system has been obtained from sources that the Issuer believes to be reliable, but the Issuer takes no responsibility for the accuracy of the information.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of notes as of the date hereof. Except where noted, this summary deals only with notes that are held as capital assets and does not deal with special situations. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are a dealer in securities or currencies, a financial institution, an insurance company, a tax exempt organization, a person holding the notes as part of a hedging, integrated or conversion transaction, constructive sale or straddle, a trader in securities that has elected the mark-to-market method of accounting for your securities or a United States person whose "functional currency" is not the United States dollar.

     The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions as of the date of this hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below. The discussion below assumes that all notes issued under the program will be classified for United States federal income tax purposes as our indebtedness and you should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below. The Issuer will summarize any special United States federal tax considerations relevant to a particular issue of the notes in the applicable pricing supplement.

     IF YOU ARE CONSIDERING THE PURCHASE OF NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES TO YOU AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

CONSEQUENCES TO UNITED STATES HOLDERS

     The following is a summary of certain United States federal tax consequences that will apply to you if you are a United States Holder of notes.

     Certain consequences to "Non-United States Holders" of notes, which are beneficial owners of notes that are not United States Holders, are described under "--Non-United States Holders" below.

     "United States Holder" means a beneficial owner of a note that is:

     -    a citizen or resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

     PAYMENTS OF INTEREST

     Except as set forth below, interest on a note will generally be taxable to you as ordinary income from domestic sources at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

     ORIGINAL ISSUE DISCOUNT

     If you own OID notes, you will be subject to special tax accounting rules, as described in greater detail below. In that case, you should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the notes, even if denominated as interest, to the extent those payments do not constitute qualified stated interest, as defined below. Notice will be given in the applicable pricing supplement when we determine that a particular note will be an OID note.

     A note with an issue price that is less than the "stated redemption price at maturity" (the sum of all payments to be made on the note other than "qualified stated interest") generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The "issue price" of each note in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and meets all of the following conditions:

     -    it is payable at least once per year;

     -    it is payable over the entire term of the note; and

     - it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

     The Issuer will give you notice in the applicable pricing supplement when we determine that a particular note will bear interest that is not qualified stated interest.

     If you own a note issued with de minimis OID, which is discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, you generally must include the de minimis OID in income at the time payments, other than qualified stated interest, on the notes are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.

     Certain of the notes may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at your option. OID notes containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of OID notes with those features, you should carefully examine the applicable pricing supplement and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the notes.

     If you own OID notes with a maturity upon issuance of more than one year you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the "constant yield method" described in the following paragraph. This method takes into account the compounding of interest. The accruals of OID on an OID note will generally be less in the early years and more in the later years.

     The amount of OID that you must include in income if you are the initial United States Holder of an OID note is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year or portion of the taxable year in which you held that note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an original issue discount note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of:

     - the note's adjusted issue price at the beginning of the accrual period times its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

     - the aggregate of all qualified stated interest allocable to the accrual period.

     OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments made on the note (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, you will have to include in income increasingly greater amounts of OID in successive accrual periods. The Issuer is required to provide information returns stating the amount of OID accrued on notes held of record by persons other than corporations and other exempt holders.

     Floating rate notes that are OID notes are subject to special OID rules. In the case of an OID note that is a floating rate note, both the "yield to maturity" and "qualified stated interest" will be determined solely for purposes of calculating the accrual of OID as though the note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the note on its date of issue or, in the case of certain floating rate notes, the rate that reflects the yield to maturity that is reasonably expected for the note. Additional rules may apply if

     - the interest on a floating rate note is based on more than one interest index; or

     -    the principal amount of the note is indexed in any manner.

     You should refer to the discussion below under "Foreign Currency Notes" for additional rules applicable to original issue discount notes which are denominated in or determined by reference to a Specified Currency. The discussion above generally does not address notes providing for contingent payments. You should carefully examine the applicable pricing supplement regarding the United States federal income tax consequences of the holding and disposition of any notes providing for contingent payments.

     You may elect to treat all interest on any note as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You must make this election for the taxable year in which you acquired the note, and you may not revoke the election without the consent of the Internal Revenue Service. You should consult with your own tax advisors about this election.

     SHORT-TERM NOTES

     In the case of notes having a term of one year or less, all payments, including all stated interest, will be included in the stated redemption price at maturity and will not be qualified stated interest. As a result, you will generally be taxed on the discount instead of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a short-term note, unless you elect to compute this discount using tax basis instead of issue price. In general, individual and certain other cash method United States Holders of short-term notes are not required to include accrued discount in their income currently unless they elect to do so, but may be required to include stated interest in income as the income is received. United States Holders that report income for United States federal income tax purposes on the accrual method and certain other United States Holders are required to accrue discount on short-term notes (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. If you are not required, and do not elect, to include discount in income currently, any gain you realize on the sale, exchange or retirement of a short-term note will generally be ordinary income to you to the extent of the discount accrued by you through the date of sale, exchange or retirement. In addition, if you do not elect to currently include accrued discount in income you may be required to defer deductions for a portion of your interest expense with respect to any indebtedness attributable to the short-term notes.

     MARKET DISCOUNT

     If you purchase a note, other than an OID note, for an amount that is less than its stated redemption price at maturity, or, in the case of an OID note, its adjusted issue price, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than qualified stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the IRS. You should consult your own tax advisor before making this election.

     ACQUISITION PREMIUM, AMORTIZABLE BOND PREMIUM

     If you purchase an OID note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, you will be considered to have purchased that note at an "acquisition premium." Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

     If you purchase a note (including an OID note) for an amount in excess of the sum of all amounts payable on the note after the purchase date other than qualified stated interest, you will be considered to have purchased the note at a "premium" and, if it is an OID note, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular accounting method. In the case of instruments that provide for alternative payment schedules, bond premium is calculated by assuming that:

     - you will exercise or not exercise options in a manner that maximizes your yield, and

     - the Issuer will exercise or not exercise options in a manner that minimizes your yield (except that the Issuer will be assumed to exercise call options in a manner that maximizes your yield).

If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. You should consult your own tax advisor before making this election.

     SALE, EXCHANGE AND RETIREMENT OF NOTES

     Your tax basis in a note will, in general, be your cost for that note, increased by OID, market discount or any discount with respect to a short-term note that you previously included in income, and reduced by any amortized premium and any cash payments on the note other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued qualified stated interest that you did not previously include in income, which will be taxable as such) and the adjusted tax basis of the note. Except as described above with respect to certain short-term notes or with respect to market discounts or with respect to gain or loss attributable to changes in exchange rates as discussed below with respect to foreign currency notes, that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

     FOREIGN CURRENCY NOTES

     PAYMENTS OF INTEREST. If you receive interest payments made in a foreign currency or currency unit and you use the cash basis method of accounting, you will be required to include in income the United States dollar value of the amount received, determined by translating the foreign currency or currency unit received at the "spot rate" for such foreign currency or currency unit on the date such payment is received regardless of whether the payment is in fact converted into United States dollars. You will not recognize exchange gain or loss with respect to the receipt of such payment.

     If you use the accrual method of accounting, you may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, you will be required to include in income for each taxable year the United States dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. Under the second method, you may elect to translate interest income at the spot rate on:

     -    the last day of the accrual period

     - the last day of the taxable year if the accrual period straddles your taxable year, or

     - on the date the interest payment is received if such date is within five days of the end of the accrual period.

     Upon receipt of an interest payment on such note, you will recognize ordinary gain or loss in an amount equal to the difference between the United States dollar value of the payment (determined by translating the foreign currency received at the "spot rate" for such foreign currency on the date such payment is received) and the United States dollar value of the interest income you previously included in income with respect to the payment.

     ORIGINAL ISSUE DISCOUNT. OID on a note that is paid in a foreign currency or currency unit note will be determined for any accrual period in the applicable currency or currency unit and then translated into United States dollars, in the same manner as interest income accrued by a holder on the accrual basis, as described above. You will recognize exchange gain or loss when OID is paid to the extent of the difference between the United States dollar value of the accrued OID (determined in the same manner as for accrued interest) and the United States dollar value of such payment (determined by translating the foreign currency or currency unit received at the "spot rate" for such foreign currency or currency unit on the date such payment is received). For these purposes, all receipts on a note will be viewed:

     - first, as the receipt of any stated interest payments called for under the terms of the note,

     - second, as receipts of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual periods first, and

     -    third, as the receipt of principal.

     MARKET DISCOUNT AND BOND PREMIUM. The amount of market discount on foreign currency or currency unit notes includible in income will generally be determined by translating the market discount determined in the foreign currency or currency unit into United States dollars at the spot rate on the date the note is retired or otherwise disposed of. If you have elected to accrue market discount currently, then the amount which accrues is determined in the foreign currency or currency unit and then translated into United States dollars on the basis of the average exchange rate in effect during such accrual period. You will recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.

     Bond premium on a foreign currency note paid in a foreign currency or currency unit will be computed in the applicable foreign currency or currency unit. If you have elected to amortize the premium, the amortizable bond premium will reduce interest income in the applicable foreign currency or currency unit. At the time bond premium is amortized, exchange gain or loss, which is generally ordinary gain or loss, will be realized based on the difference between spot rates at such time and the time of acquisition of the note.

     If you elect not to amortize bond premium, you must translate the bond premium computed in the foreign currency or currency unit into United States dollars at the spot rate on the maturity date and bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

     SALE, EXCHANGE OR RETIREMENT. Your tax basis in a note payable in a foreign currency or currency unit will be the United States dollar value of the foreign currency or currency unit amount paid for the note determined at the time of your purchase. If you purchased the note with previously owned foreign currency, you will recognize exchange gain or loss at the time of the purchase attributable to the difference at the time of purchase, if any, between your tax basis in the foreign currency or currency unit and the fair market value of the note in United States dollars on the date of purchase. Such gain or loss will be ordinary income or loss.

     For purposes of determining the amount of any gain or loss you recognize on the sale, exchange retirement or other disposition of a note payable in a foreign currency or currency unit, the amount realized on such sale, exchange, retirement or other disposition will be the United States dollar value of the amount realized in foreign currency or currency units (other than amounts attributable to accrued but unpaid interest not previously included in your income), determined at the time of the sale, exchange, retirement or other disposition.

     You may also recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of disposition (including the sale, exchange, retirement or other disposition) of a note. Such gain or loss will be treated as ordinary income or loss. The realization of such gain or loss will be limited to the amount of overall gain or loss realized on the disposition of the note.

     Under proposed Treasury Regulations issued on March 17, 1992, if a note is denominated in one of certain hyperinflationary currencies, generally:

     - exchange gain or loss would be realized with respect to movements in the exchange rate between the beginning and end of each taxable year (or such shorter period) the note was held, and

     - such exchange gain or loss would be treated as an addition or offset, respectively, to the accrued interest income on, and an adjustment to the holder's tax basis in, the foreign currency note.

     Your tax basis in foreign currency received as interest on (or OID with respect to), or received on the sale, exchange, retirement or other disposition of, a note will be the United States dollar value thereof at the spot rate at the time you receive such foreign currency or currency unit. Any gain or loss recognized by you on a sale, exchange or other disposition of foreign currency or currency unit will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the IRS.

     INDEXED NOTES

     The tax treatment of a United States Holder of an indexed note will depend on factors including the specific index or indices used to determine indexed payments on the note and the amount and timing of any contingent payments of principal and interest. Persons considering the purchase of indexed notes should carefully examine the applicable pricing supplement and should consult their own tax advisors regarding the United States federal income tax consequences of the holding and disposition of those notes.

CONSEQUENCES TO NON-UNITED STATES HOLDERS

     The following is a summary of certain United States federal income tax consequences that will apply to you if you are a Non-United States Holder of notes.

     UNITED STATES FEDERAL WITHHOLDING TAX

     United States federal withholding tax will not apply to any payment of principal or interest, including OID, on notes provided that:

     - you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and United States Treasury Regulations;

     - you are not a controlled foreign corporation that is related to us through stock ownership;

     - you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code;

     - the interest is not considered contingent interest under Section 871(h)(4)(A) of the Code and the regulations thereunder; and

     -    either

          - you provide your name and address on an IRS Form W-8 (or successor form), and certify, under penalty of perjury, that you are not a United States person or

          - a financial institution holding the notes on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8 (or successor form) from you as the beneficial owner and provides the Issuer with a copy.

     If you cannot satisfy the requirements described above, payments of premium, if any, and interest, including OID, made to you will be subject to the 30% United States federal withholding tax, unless you provide the Issuer with a properly executed

     - IRS Form 1001 (or successor form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty; or

     - IRS Form 4224 (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

     Except as discussed below, United States federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, retirement or other disposition of notes.

     UNITED STATES FEDERAL INCOME TAX
     If you are engaged in a trade or business in the United States and premium, if any, or interest, including OID, on the notes is effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on that interest and OID on a net income basis (although exempt from the 30% withholding tax) in the same manner as if you were a United States Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments. For this purpose, any premium and interest, including OID, on notes will be included in your earnings and profits.

     You will generally not be subject to United States federal income tax on the disposition of a note unless:

     - the gain is effectively connected with your conduct of a trade or business in the United States; or

     - you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

     UNITED STATES FEDERAL ESTATE TAX

     Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that:

     - you do not own 10% or more of the total combined voting power of all classes of our voting stock, within the meaning of the Code and United States Treasury Regulations, and

     - interest on those notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     UNITED STATES HOLDERS

     In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium paid on notes and to the proceeds of sale of a note made to you (unless you are an exempt recipient such as a corporation). A 31% backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail to report in full dividend and interest income.

     NON-UNITED STATES HOLDERS

     In general, information reporting and backup withholding will not apply to payments that the Issuer makes to you provided that we do not have actual knowledge that you are a United States person and the Issuer has received from you the statement described above under "United States Federal Withholding Tax."

     In addition, information reporting and backup withholding will not apply to the proceeds of the sale of a note made within the United States or conducted through certain United States related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a United States person or you otherwise establish an exemption.

     Final United States Treasury regulations generally modify the information reporting and backup withholding rules applicable to certain payments made after December 31, 2000. In general, the new United States Treasury Regulations would not significantly alter the present rules discussed above, except in certain special situations.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

                             PLAN OF DISTRIBUTION

     The Issuer is offering the notes for sale on a continuing basis through agents, Merrill Lynch, Pierce, Fenner & Smith ("MLPF&S"), Chase Securities Inc. and J.P. Morgan Securities Inc., who will purchase the notes, as principal, from the Issuer, for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by a particular agent, or, if so specified in an applicable pricing supplement, for resale at a fixed public offering price. Unless otherwise specified in an applicable pricing supplement, any note sold to an agent as principal will be purchased by the agent at a price equal to 100% of the principal amount of the note less a percentage of the principal amount equal to the commission applicable to an agency sale as described below of a note of identical maturity. If agreed to by the Issuer and an agent, the agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase the notes at 100% of the principal amount of the notes, unless otherwise specified in an applicable pricing supplement. The Issuer will pay a commission to the agent, ranging from .125% to .750% of the principal amount of a note, depending upon its stated maturity or, with respect to a note for which the stated maturity is in excess of 30 years, a commission as agreed upon by the Issuer and the agent at the time of sale, sold through the agent.

     An agent may sell notes it has purchased from the Issuer as principal to other dealers for resale to investors, and may allow any portion of the discount received in connection with such purchases from the Issuer to such dealers. After the initial public offering of notes, the public offering price, in the case of notes to be resold at a fixed public offering price, the concession and the discount allowed to dealers may be changed.

     The Issuer reserves the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice and may reject orders, in whole or in part, whether placed directly with the Issuer or through an agent. Each agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by that agent.

     Unless otherwise specified in an applicable pricing supplement, payment of the purchase price of the notes will be required to be made in immediately available funds in United States dollars or the Specified Currency, as the case may be, in New York City on the date of settlement.

     No note will have an established trading market when issued. Unless specified in the applicable pricing supplement, the Issuer will not list the notes on any securities exchange. An agent may from time to time purchase and sell notes in the secondary market, but none of the agents is obligated to do so, and there can be no assurance that there will be a secondary market for the notes or liquidity in the secondary market if one develops. From time to time, an agent may make a market in the notes.

     Each of the agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended. The Issuer has agreed to indemnify each agent against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the agent may be required to make in respect thereof. The Issuer has agreed to reimburse the agents for certain expenses.

     From time to time, the Issuer may issue and sell other securities described in the accompanying prospectus, and the amount of notes that the Issuer may offer and sell under this prospectus supplement may be reduced as a result of such sales.

     In connection with the offering of notes purchased by an agent as principal on a fixed price basis, the agent is permitted to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the agent creates a short position in the notes in connection with the offering, i.e., if it sells notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, then the agent may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of the notes to be higher than in the absence of these purchases.

     Neither the Issuer nor any agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither the Issuer nor any agent makes any representation that the agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

     In the ordinary course of their respective businesses, the agents and their affiliates engage in transactions with and perform services for the Issuer, the Guarantor and their affiliates. The commercial banking affiliates of certain of the Agents may have credit facilities in place with the Issuer, the Guarantor or their affiliates and may receive all or a portion of the proceeds from the sale of certain of the notes to repay all or a portion of these credit facilities. If required, the offering of the notes will be conducted in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. if any of the agents or their affiliates receive proceeds from the sale of the notes to repay such credit facilities. The Chase Manhattan Bank, the Trustee, is an affiliate of Chase Securities Inc.

PROSPECTUS

                       KEYSPAN GAS EAST CORPORATION

                               $600,000,000
                             DEBT SECURITIES

                 Guaranteed Fully and Unconditionally by

                           KEYSPAN CORPORATION

The Issuer:                                   issue and offer up to
                                              $600,000,000 of its debt
-    KeySpan Gas East Corporation             securities.
     d/b/a Brooklyn Union of Long
     Island sells, distributes           -    The debt securities may be
     and transports natural gas               offered as separate series,
     to approximately 467,000                 in amounts, prices and on
     customers in Nassau and                  terms to be determined at
     Suffolk Counties on Long                 the time of the sale. When
     Island and a portion of                  the Issuer offers debt
     Queens County in New York                securities, it will provide
     City. The Issuer is a                    you with a prospectus
     wholly-owned subsidiary of               supplement or a term sheet
     KeySpan Corporation, which               describing the terms of the
     is the guarantor of the debt             specific issue of debt
     securities.                              securities including the
                                              offering price of the
The Guarantor:                                securities.

-    KeySpan Corporation d/b/a           -    The Issuer may sell the
     KeySpan Energy, with its                 debt securities to agents,
     subsidiaries, is the fourth              underwriters or dealers, or
     largest gas distribution                 may sell them directly to
     company in the United                    other purchasers.
     States, with 1.6 million
     customers in New York City          -    You should read this
     and on Long Island. It also              prospectus and the
     provides power, electric                 prospectus supplement or
     transmission and                         the term sheet relating to
     distribution services and a              the specific issue of debt
     broad range of related                   securities carefully before
     services in the gas and                  you invest.
     electric power industries.
                                             The Guarantees:
The Debt Securities and the
Offering:                                -    The payment of principal,
                                              premium, if any, and
-    By this prospectus, the                  interest, if any, on the
     Issuer may from time to time             debt securities will be
                                              guaranteed fully and
                                              unconditionally by KeySpan
                                              Corporation d/b/a KeySpan
                                              Energy, as Guarantor.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


             The date of this prospectus is January __,  2000.

                            TABLE OF CONTENTS

                                                                     Page


ABOUT THIS PROSPECTUS . . . . . . . . . . . . . . . . . . . . . . . .   1

WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . . . .   1

FORWARD-LOOKING STATEMENTS  . . . . . . . . . . . . . . . . . . . . .   2

THE ISSUER AND THE GUARANTOR  . . . . . . . . . . . . . . . . . . . .   4

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

RATIO OF EARNINGS TO FIXED CHARGES  . . . . . . . . . . . . . . . . .   7

DESCRIPTION OF SECURITIES . . . . . . . . . . . . . . . . . . . . . .   8

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . .  24

LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

                          ABOUT THIS PROSPECTUS


     As used in this prospectus and any prospectus supplement or term sheet, except as the context otherwise requires, "Guarantor" means KeySpan Corporation doing business as KeySpan Energy, "Issuer" means KeySpan Gas East Corporation doing business as Brooklyn Union of Long Island, and references to "we" "us" and "our" mean KeySpan Corporation doing business as KeySpan Energy, together with its consolidated subsidiaries, including KeySpan Gas East Corporation doing business as Brooklyn Union of Long Island.


                               RISK FACTORS

     Each time that the Issuer issues a new series of debt securities, risk factors, if appropriate, will be included in the prospectus supplement relating to that new series.

                   WHERE YOU CAN FIND MORE INFORMATION


     The Guarantor files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Guarantor's SEC filings are also available to the public on the SEC's web site at http://www.sec.gov.

     The Issuer and the Guarantor have filed a joint registration statement on Form S-3 with the SEC covering the debt securities. For further information on us and the debt securities, you should refer to the registration statement and its exhibits. This prospectus summarizes material provisions of the indenture, including the guarantees. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents in an exhibit to our registration statement of which this prospectus is a part.

     The SEC allows the Guarantor to "incorporate by reference" the information the Guarantor files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that the Guarantor files with the SEC will automatically update and supersede this information. The Guarantor incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Issuer sells all the debt securities.

     - Annual Report on Form 10-K of KeySpan Corporation (formerly known as MarketSpan Corporation) for the transition period from April 1, 1998 to December 31, 1998;

     - Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999;

     -  Quarterly Report on Form 10-Q for the quarterly period ended June
        30, 1999;

     - Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999;

     - Current Reports on Form 8-K dated February 4, 1999, February 12, 1999, March 31, 1999, May 20, 1999, June 22, 1999, September 16,
        1999, November 5, 1999, December 2, 1999 and January 19, 2000.

     You may request a copy of these filings, at no cost, over the Internet at our web site at http://www.keyspanenergy.com or by writing or telephoning us at the following address:

                            Investor Relations
                            KeySpan Corporation
                           One MetroTech Center
                         Brooklyn, New York, 11201
                              (718) 403-3265

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or term sheet. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

                        FORWARD-LOOKING STATEMENTS


     Some of the information included in this prospectus, any prospectus supplement or term sheet and the documents we have incorporated by reference contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements relate to future events or our future financial performance. We use words such as "anticipate", "believe", "expect", "may", "project", "will" or other similar words to identify forward-looking statements.

     Without limiting the foregoing, all statements relating to our

     -  anticipated capital expenditures,

     -  future cash flows and borrowings,

     -  pursuit of potential future acquisition opportunities, and

     -  sources of funding
are forward-looking statements. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks and actual results may differ materially from those discussed in these statements.

     Among the factors that could cause actual results to differ materially are:

     -  available sources and costs of fuel;

     - federal and state regulatory initiatives that increase competition, threaten cost and investment recovery and impact rate structure;

     -  our ability to successfully reduce our cost structures;

     -  the successful integration of our subsidiaries;

     -  the degree to which we develop unregulated business ventures;

     - our ability to identify and make complementary acquisitions, as well as the successful integration of those acquisitions; and

     -  inflationary trends and interest rates.


     When considering these forward-looking statements, you should keep in mind the cautionary statements in this document, any prospectus supplement or term sheet and the documents incorporated by reference. We will not update these statements unless the securities laws require us to do so.

                       THE ISSUER AND THE GUARANTOR


The Issuer


     The Issuer, KeySpan Gas East Corporation, does business under the name Brooklyn Union of Long Island. It is a wholly owned subsidiary of KeySpan Corporation, which does business under the name KeySpan Energy.

     The Issuer conducts the gas distribution business formerly carried on by the Long Island Lighting Company. It sells, distributes and transports natural gas in a service territory of approximately 1,230 square miles in the Long Island counties of Nassau and Suffolk and the Rockaway peninsula of Queens County. It owns and operates gas distribution, transmission and storage systems that consist of approximately 6,292 miles of distribution pipelines, 333 miles of transmission pipelines and a gas storage facility. The Issuer serves approximately 467,000 customers, of which approximately 418,000, or 90%, are residential.

     The Issuer offers gas for sale to residential customers on a "firm" basis, and to commercial and industrial customers on a "firm" or "interruptible" basis. The Issuer offers "firm" service to customers under rate schedules or contracts that anticipate no interruptions. It offers "interruptible" service to customers under rate schedules or contracts that anticipate and permit interruption on short notice, generally in peak-load seasons. Gas is available at any time of the year on an "interruptible" basis, if the supply is sufficient and the supply system is adequate.

     The Issuer also participates in the interstate markets by releasing pipeline capacity or bundling pipeline capacity with gas for "off-system" sales. An "off-system" customer consumes gas at facilities located outside the Issuer's service territory, by connecting to the Issuer's facilities or one of its transporter's facilities, at a point of delivery agreed to by the Issuer and the customer.

     The Issuer purchases its natural gas for sale to its customers under long-term supply contracts and short-term spot contracts. This gas is transported under both firm and interruptible transportation contracts. In addition, the Issuer has commitments from third parties for the provision of gas storage capability and peaking supplies.

     The Issuer was incorporated in 1998 when all of the assets used in the gas distribution business formerly owned by the Long Island Lighting Company were transferred to it. The principal address of the Issuer is 175 East Old Country Road, Hicksville, New York 11801.

The Guarantor

     The Guarantor was formed in connection with a business combination in May 1998 of KeySpan Energy Corporation, the parent of The Brooklyn Union Gas Company, and certain businesses of the Long Island Lighting Company. Our core business is gas distribution, conducted by our two subsidiaries, Brooklyn Union of New York and the Issuer, which together distribute gas to approximately 1.6 million customers.


     We are also a major, and growing, generator of electricity. We own and operate five large generating plants and 42 smaller facilities in Nassau and Suffolk Counties on Long Island and a major facility in Queens County in New York City. Under contractual arrangements, we provide power, electric transmission-and-distribution services, billing and other customer services for approximately one million electric customers of the Long Island Power Authority. Our other subsidiaries are involved in gas storage, wholesale and retail gas and electric marketing, appliance service, and large energy-system ownership, installation and management. We also invest in, and participate in the development of, pipelines and other energy projects, domestically and internationally.

     In November 1999, the Guarantor and Eastern Enterprises ("Eastern") announced that they had signed a definitive merger agreement under which we will acquire all of the common stock of Eastern for $64.00 per share in cash. The transaction has a total value of approximately $2.5 billion ($1.7 billion in equity and $0.8 billion in assumed debt and preferred stock). The Guarantor expects to raise $1.7 billion of initial financing for the transaction in short-term markets which will ultimately be replaced with long-term financing. The transaction will be accounted for as a purchase.

     Eastern owns and operates Boston Gas Company, Colonial Gas Company, Essex Gas Company, Midland Enterprises Inc., Transgas Inc. and ServicEdge Partners, Inc. The following table shows Eastern's revenues, operating earnings and net earnings for the years 1996 through 1998 and the nine months ended September 30, 1998 and 1999:


                                                      Nine Months Ended
                          Years Ended December 31,      September 30,
                           1996     1997      1998      1998    1999(1)
                                        ($ in thousands)

Revenues  . . . . . $1,057,271  $1,023,740   $935,264     $677,228     $660,327
Operating earnings  $  130,234  $  115,317   $100,405     $ 62,902     $ 54,813
Net earnings  . . . $   64,501  $   55,916   $105,981<F2> $$86,348<F2> $ 26,905

<F1>  Eastern acquired Colonial Gas Company on August 31, 1999 in a transaction accounted for as a purchase.
<F2>  Includes reversal of reserves resulting in an extraordinary gain of
     $48.4 million on an after-tax basis.

At September 30, 1999, Eastern had total assets of $1.9 billion, long-term debt and preferred stock of $0.5 billion and shareholders' equity of $0.7 billion.

     In July 1999, Eastern announced it had entered into an agreement to acquire EnergyNorth Inc., owner of New Hampshire's largest natural gas distributor. EnergyNorth is located across the border from, but contiguous to, areas served by Eastern's gas distribution subsidiaries. In connection with our acquisition of Eastern, Eastern has amended its agreement with EnergyNorth to provide for an all cash acquisition of EnergyNorth shares at a price per share of $61.13. The restructured EnergyNorth merger is expected to close contemporaneously with the KeySpan/Eastern transaction.


     The merger of KeySpan Corporation and Eastern is conditioned, among other things, upon the approval of Eastern's shareholders, the SEC and the New Hampshire Public Utility Commission. We anticipate that the transaction can be completed in 6 to 9 months but we are unable to determine when or if all of the required approvals will be obtained.


     The increased size and scope of the combined organization should enable the combined company to provide enhanced, cost-effective customer service and to capitalize on the above-average growth opportunities for natural gas in the Northeast and provide additional resources to our unregulated businesses. The combined company will serve approximately 2.4 million customers.

                             USE OF PROCEEDS


     The Issuer plans to use the proceeds of the offering for the satisfaction of outstanding obligations, the construction of utility plants, for reimbursement of the Issuer's treasury, and for any other proper corporate purposes, including investment in short-term securities.

                    RATIO OF EARNINGS TO FIXED CHARGES


     The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated.

                                              Nine Months   Nine Months
                Years Ended                      Ended         Ended
--------------------------------------------------------------------------
 December    December                March                   September
   31,         31,      March 31,     31,    December 31,       30,
   1995        1996       1997       1998        1998          1999
--------------------------------------------------------------------------
   2.06        2.15       2.21       2.44         <F1>          3.31

<F1>  For the nine months ended December 31, 1998, earnings were insufficient to cover fixed charges by $365.0 million. During the nine months ended December 31, 1998, the Guarantor incurred the following special charges (after tax): charges associated with the transaction with the Long Island Power Authority of $107.9 million; charges associated with the combination of Long Island Lighting Company's gas and electric services businesses with KeySpan Energy Corporation of $83.5 million; an impairment charge of $54.1 million to write-down the value of proved gas reserves; and a charge of $13.0 million to establish a not-for-profit philanthropic foundation.

                        DESCRIPTION OF SECURITIES


     The debt securities and the guarantees will be issued under an indenture, dated as of December 1, 1999, among the Issuer, the Guarantor and The Chase Manhattan Bank, as trustee. The indenture provides for the issuance from time to time of debt securities in an unlimited dollar amount and an unlimited number of series. The debt securities will be guaranteed by the Guarantor under the guarantees described below.

     The following description of the terms of the debt securities and the guarantees summarizes the material terms that will apply to the debt securities and the guarantees. The description is not complete, and we refer you to the indenture, a copy of which is an exhibit to the registration statement of which this prospectus is a part. For your reference, in several cases below we have noted the section in the indenture that the paragraph summarizes. Capitalized terms have the meanings assigned to them in the indenture. The referenced sections of the indenture and the definitions of capitalized terms are incorporated by reference in the following summary.

     Prospective purchasers of debt securities should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement or term sheet relating to an issue of debt securities will describe these considerations, if they apply.


                      Description of Debt Securities


Specific terms of each series

     Each time that the Issuer issues a new series of debt securities, the prospectus supplement or term sheet relating to that new series will specify the particular amount, price and other terms of those debt securities. These terms may include:

     -  the title of the debt securities;

     -  any limit on the total principal amount of the debt securities;

     - the date or dates on which the principal of the debt securities will be payable or their manner of determination;

     - the interest rate or rates of the debt securities; the date or dates from which interest will accrue on the debt securities; and the interest payment dates and the regular record dates for the debt securities; or, in each case, their manner of determination;

     - the place or places where the principal of and premium and interest on the debt securities will be paid;

     - the period or periods within which, the price or prices at which and the terms on which any of the debt securities may be redeemed, in whole or in part at our option, and any remarketing arrangements;

     - the terms on which the Issuer would be required to redeem, repay or purchase debt securities required by any sinking fund, mandatory redemption or similar provision; and the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities will be so redeemed, repaid or purchased in whole or in part;

     - the denomination in which the debt securities will be issued, if other than denominations of $1,000 and any whole multiple thereof;

     - the portion of the principal amount of the debt securities that is payable on the declaration of acceleration of the maturity, if other than their principal amount; these debt securities could include OID debt securities or indexed debt securities, which are each described below;

     - whether and under what circumstances the Issuer or the Guarantor will pay additional amounts under any debt securities held by a person who is not a U.S. person for tax payments, assessments or other governmental charges and whether the Issuer or the Guarantor has the option to redeem the debt securities which are affected by the additional amounts instead of paying the additional amounts;

     - the form in which the Issuer will issue the debt securities, whether registered, bearer or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

     - whether the debt securities will be issuable as global securities;

     - whether the amounts of payments of principal of, premium, if any, and interest, if any, on the debt securities are to be determined with reference to an index, formula or other method, and if so, the manner in which such amounts will be determined;

     - if the debt securities are issuable in definitive form upon the satisfaction of certain conditions, the form and terms of such conditions;

     - any trustees, paying agents, transfer agents, registrars, depositories or similar agents with respect to the debt securities;

     - any additions or deletions to the terms of the debt securities with respect to the events of default or covenants governing the debt securities;

     - the foreign currency or units of two or more foreign currencies in which payment of the principal of and premium and interest on any debt securities will be made, if other than U.S. dollars, and holders' right, if any, to elect payment in a foreign currency or foreign currency unit other than that in which the debt securities are payable;

     - whether and to what extent the debt securities are subject to defeasance on terms different from those described under "Defeasance of indenture"; and

     - any other terms of the debt securities that are not inconsistent with the indenture.

(section 301)

     The Issuer may issue debt securities as original issue discount ("OID") debt securities. OID debt securities bear no interest or bear interest at below-market rates and are sold at a discount below their stated principal amount. If the Issuer issues OID debt securities, the prospectus supplement or term sheet will contain the issue price, the rate at which interest will accrete, and the date from which such interest will accrete on the OID debt securities.

     The Issuer may also issue indexed debt securities. Payments of principal of, and premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by the Issuer, to the relationship between two or more currencies or currency units or by other similar methods or formulas specified in the prospectus supplement or term sheet.


Ranking


     The debt securities will be unsecured and unsubordinated obligations of the Issuer and will rank equally with all the Issuer's other unsecured and unsubordinated debt. The guarantees will be unsecured and unsubordinated obligations of the Guarantor and will rank equally with all the Guarantor's other unsecured and unsubordinated debt.

Form and denomination


     The prospectus supplement or term sheet will describe the form which the debt securities and the guarantees will have, including insertions, omissions, substitutions and other variations permitted by the indenture and any legends required by any laws, rules or regulations. (section 201)

     The Issuer will issue debt securities in denominations of $1,000 and whole multiples thereof, unless the prospectus supplement or term sheet states otherwise. (section 302)

Payment


     The Issuer will pay principal of and premium and interest on its registered debt securities at the place and time described in the debt securities. The Issuer will pay installments of interest on any registered debt security to the person in whose name the registered debt security is registered at the close of business on the regular record date for these payments. The Issuer will pay principal and premium on registered debt securities only against surrender of these debt securities. (section 1001). If the Issuer issues debt securities in bearer form, the prospectus supplement or term sheet will describe where and how payment will be made.

Material covenants


     The indenture includes the following material covenants:

     Lien on assets


     If the Issuer mortgages, pledges or otherwise subjects to any lien the whole or any part of any property or assets which it now owns or acquires in the future, then the Issuer will secure the debt securities to the same extent and in the same proportion as the debt or other obligation that is secured by that mortgage, pledge or other lien. The debt securities will remain secured for the same period as the other debt remains secured. This restriction does not apply, however, to any of the following:

     -  purchase-money mortgages or liens;

     - liens on any property or asset that existed at the time when the Issuer acquired that property or asset;

     -  any deposit or pledge to secure public or statutory obligations;

     - any deposit or pledge with any governmental agency required to qualify the Issuer to conduct its business, or any part of its business, or to entitle it to maintain self-insurance or to obtain the benefits of any law relating to workmen's compensation, unemployment insurance, old age pensions or other social security;

     - any deposit or pledge with any court, board, commission or governmental agency as security related to the proper conduct of any proceeding before it;

     - any mortgage, pledge or lien on any property or asset of any of the Issuer's affiliates, even if the affiliate may have acquired that property or asset from the Issuer;

     - liens for taxes, assessments or governmental charges or levies not yet delinquent or being contested in good faith by the Issuer, if the Issuer has made appropriate reserves;

     - liens of landlords and liens of mechanics and materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith by the Issuer, if the Issuer has made appropriate reserves;

     - leases or subleases which the Issuer has granted to others in the ordinary course of business;

     - easements, rights-of-way, restrictions and other similar encumbrances which the Issuer has incurred in the ordinary course of business and which do not interfere with the ordinary conduct of the Issuer's business;

     - liens incurred in connection with the issuance by a state or a political subdivision of a state of any securities the interest on which is exempt from federal income taxes under Section 103 of the Internal Revenue Code or any other laws or regulations in effect at the time of the issuance; or

     - liens for the sole purpose of extending, renewing or replacing all or a part of the indebtedness secured by any lien referred to in the foregoing clauses or in this clause.

(section 1007)

     Limitation on merger, consolidation and sales of assets


     Neither the Issuer nor the Guarantor may consolidate with or merge into any other entity or transfer or lease substantially all of its properties and assets to any person unless:

     - the successor is organized under the laws of the United States or a state thereof;

     - the successor assumes by supplemental indenture the obligations of its predecessor (that is, all the Issuer's obligations under the debt securities and the indenture or all the Guarantor's obligations under the guarantees and the indenture); and

     - after giving effect to the transaction, there is no default under the indenture.

     The surviving transferee or lessee corporation will be the Issuer's or the Guarantor's successor, and the Issuer will be relieved of all obligations under the debt securities and the indenture or the Guarantor will be relieved of all obligations under the guarantees and the indenture. (sections 801 and 802)


Registration of transfer and exchange


     All debt securities issued upon any registration of transfer or exchange of debt securities will be valid obligations of the Issuer, evidencing the same debt and entitled to the same rights under the indenture and the guarantees as the debt securities surrendered in the registration of transfer or exchange.

     Registration of transfer


     Holders of registered debt securities may present their securities for registration of transfer at the office of one or more security registrars designated and maintained by the Issuer. (section 305)

     The Issuer will not be required to register the transfer of or exchange debt securities under the following conditions:

     - The Issuer will not be required to register the transfer of or exchange any debt securities during a period of 15 days before any selection of those debt securities to be redeemed.

     - The Issuer will not be required to register the transfer of or exchange any debt securities selected for redemption, in whole or in part, except the unredeemed portion of any debt securities being redeemed in part.

     - The Issuer will not be required to register the transfer of or exchange debt securities of any holder who has exercised an option to require the repurchase of those debt securities prior to their stated maturity date, except the portion not being repurchased.

(section 305)

     Exchange


     At your option, you may exchange your registered debt securities of any series (except a global security, as set forth below) for an equal principal amount of other registered debt securities of the same series having authorized denominations upon surrender to the designated agency of the Issuer.
                               16

     The Issuer may at any time exchange debt securities issued as one or more global securities for an equal principal amount of debt securities of the same series in definitive registered form. In this case the Issuer will deliver to the holders new debt securities in definitive registered form in the same aggregate principal amount as the global securities being exchanged.

     The depositary of the global securities may also decide at any time to surrender one or more global securities in exchange for debt securities of the same series in definitive registered form, in which case the Issuer will deliver the new debt securities in definitive form to the persons specified by the depositary, in an aggregate principal amount equal to, and in exchange for, each person's beneficial interest in the global securities. (section 305)

     Notwithstanding the above, the Issuer will not be required to exchange any debt securities if, as a result of the exchange, the Issuer would suffer adverse consequences under any United States law or regulation. (section 305)

Global securities


     If the Issuer decides to issue debt securities in the form of one or more global securities, then the Issuer will register the global securities in the name of the depositary for the global securities or the nominee of the depositary and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

     The prospectus supplement or term sheet will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of the Issuer, the trustee, any paying agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

Defeasance of indenture


     The Issuer and the Guarantor can terminate all of their obligations under the Indenture with respect to the debt securities and the guarantees, other than the obligation to pay interest on and the principal of the debt securities and certain other obligations, at any time by:

     - depositing money or U.S. government obligations with the trustee in an amount sufficient to pay the principal of and interest on the debt securities to their maturity; and

     - complying with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the Issuer's and the Guarantor's defeasance.


     In addition, the Issuer and the Guarantor can terminate all of their obligations under the Indenture with respect to the debt securities and the guarantees, including the obligation to pay interest on and the principal of the debt securities, at any time by:

     - depositing money or U.S. government obligations with the trustee in an amount sufficient to pay the principal of and interest on the debt securities to their maturity, and


     - complying with certain other conditions, including delivery to the trustee of an opinion of counsel stating that there has been a ruling by the Internal Revenue Service, or a change in the federal tax law since the date of the indenture, to the effect that holders of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the Issuer's and the Guarantor's defeasance.

(sections 402-404)

Payments of unclaimed moneys


     Moneys deposited with the trustee or any paying agent for the payment of principal of or premium and interest on any debt security that remain unclaimed for two years will be repaid to the Issuer at the Issuer's request, unless the law requires otherwise. If this happens and you want to claim these moneys, you must look to the Issuer and not to the trustee or paying agent. (section 409)

Events of default, notices, and waiver


     Events of default


     An "event of default" regarding any series of debt securities is any one of the following events:

     - default for 30 days in the payment of any interest installment when due and payable;

     - default in the payment of principal or premium when due at its stated maturity, by declaration, when called for redemption or otherwise;

     - default in the performance of any covenant in the debt securities or in the indenture by the Issuer or the Guarantor for 60 days after notice to the Issuer and the Guarantor by the trustee or by holders of 25% in principal amount of the outstanding debt securities of that series;

     - acceleration of debt securities of another series or any other indebtedness for borrowed money of the Issuer or the Guarantor, in an aggregate principal amount exceeding $10.0 million under the terms of the instrument or instruments under which the indebtedness is issued or secured, if the acceleration is not annulled within 30 days after written notice as provided in the indenture;

     - certain events of bankruptcy, insolvency and reorganization of the Issuer or the Guarantor; and

     - any other event of default of that series that is specified in the prospectus supplement or term sheet.

(section 501)

     A default regarding a single series of debt securities will not necessarily constitute a default regarding any other series.


     If an event of default for any series of debt securities occurs and is continuing (other than an event of default involving the bankruptcy, insolvency or reorganization of the Issuer or Guarantor), either the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal (or, in the case of (a) OID debt securities, a lesser amount as provided in those OID debt securities or (b) indexed debt securities, an amount determined by the terms of those indexed debt securities), of all the debt securities of that series, together with any accrued interest on the debt securities, to be immediately due and payable by notice in writing to the Issuer and the Guarantor. If it is the holders of debt securities who give notice of that declaration of acceleration to the Issuer and the Guarantor, then they must also give notice to the trustee. (section 502)

     If an event of default occurs which involves the bankruptcy, insolvency or reorganization of the Issuer or the Guarantor, as set forth above, then all unpaid principal amounts (or, if the debt securities are (a) OID debt securities, then the portion of the principal amount that is specified in those OID debt securities or (b) indexed debt securities, an amount determined by the terms of those indexed debt securities) and accrued interest on all debt securities of each series will immediately become due and payable, without any action by the trustee or any holder of debt securities. (section 502)


     In order for holders of debt securities to initiate proceedings for a remedy under the indenture, 25% in principal amount must first give notice to the Issuer and the Guarantor as provided above, must request that the trustee initiate a proceeding in its own name and must offer the trustee a reasonable indemnity against costs and liabilities. If the trustee still refuses for 60 days to initiate the proceeding, and no inconsistent direction has been given to the trustee by holders of a majority of the debt securities of the same series, the holders may initiate a proceeding as long as they do not adversely affect the rights of any other holders of that series. (section 507)

     The holders of a majority in principal amount of the outstanding debt securities of a series may rescind a declaration of acceleration if all events of default, besides the failure to pay principal or interest due solely because of the declaration of acceleration, have been cured or waived. (section 502)

     If the Issuer or the Guarantor defaults on the payment of any installment of interest and fails to cure the default within 30 days, or if the Issuer or the Guarantor defaults on the payment of principal when it becomes due, then the trustee may require the Issuer or the Guarantor to pay all amounts due to the trustee, with interest on the overdue principal or interest payments, in addition to the expenses of collection. (section 503)

     A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree. The indenture requires the Issuer to pay additional amounts necessary to protect holders if a court requires a conversion to be made on a date other than a judgment date.

     Notices


     The trustee is required to give notice to holders of a series of debt securities of a default, which remains uncured or has not been waived, that is known to the trustee within 90 days after the default has occurred. In the event of a default in the performance of any covenant in the debt securities or the indenture which results under the indenture in notice to the Issuer and the Guarantor by the trustee after 90 days, the trustee shall not give notice to the holders of debt securities until 60 days after the giving of notice to the Issuer and the Guarantor. The trustee may not withhold the notice in the case of a default in the payment of principal of and premium or interest on any of the debt securities. (section 602)

     Waiver


     The holders of a majority in principal amount of the outstanding debt securities of a series may waive any past default or event of default except a default in the payment of principal of or premium or interest on the debt securities of that series or a default relating to a provision that cannot be amended without the consent of each affected holder. (section 513)

Reports

     The Issuer and the Guarantor are each required to file every year with the trustee an officer's certificate confirming that it is complying with all conditions and covenants in the indenture. (section 1005)


     The Issuer and the Guarantor must each file with the trustee copies of the annual reports and of the information and other documents which the Issuer and the Guarantor may be required to file with the SEC under
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended. These documents must be filed with the trustee within 15 days after they are required to be filed with the SEC. If either the Issuer or the Guarantor is not required to file the information, documents or reports under either of these Sections, then the Issuer or the Guarantor must file with the trustee and the SEC, in accordance with the rules and regulations of the SEC, the supplementary and periodic information, documents and reports which may be required by Section 13 of the Exchange Act, in respect of a debt security listed and registered on a national securities exchange, as may be required by the rules and regulations of the SEC.


     Within 30 days of filing the information, documents or reports referred to above with the trustee, the Issuer and the Guarantor must mail to the holders of the debt securities any summaries of the information, documents or reports which are required to be sent to the holders by the rules and regulations of the SEC. (section 704)

Rights and duties of the trustee


     The holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or other power conferred on the trustee. The trustee may decline to follow that direction if it would involve the trustee in personal liability or would be illegal. (section 512) During a default, the trustee is required to exercise the standard of care and skill that a prudent man would exercise under the circumstances in the conduct of his own affairs. (section 601) The trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities unless those holders have offered to the trustee reasonable security or indemnity. (section 603)

     The trustee is entitled, in the absence of bad faith on its part, to rely on an officer's certificate of the Issuer or the Guarantor before taking action under the indenture. (section 603)

Supplemental indentures


     Supplemental indentures not requiring consent of holders


     Without the consent of any holders of debt securities, the Issuer, the Guarantor and the trustee may supplement the indenture, among other things, to:

     - pledge property to the trustee as security for the debt securities;

     - reflect that another entity has succeeded the Issuer or the Guarantor and assumed the covenants and obligations of the Issuer under the debt securities and the indenture or of the Guarantor under the guarantees and the indenture;

     - cure any ambiguity or inconsistency in the indenture or in the debt securities or the guarantees or make any other provisions the Issuer and the Guarantor consider necessary or desirable, as long as the interests of the holders of the debt securities are not adversely affected in any material respect;

     - issue and establish the form and terms of any series of debt securities or the guarantees as provided in the indenture;

     - add to the covenants of the Issuer or the Guarantor further covenants for the benefit of the holders of debt securities (and if the covenants are for the benefit of less than all series of debt securities, stating which series are entitled to benefit);

     - add any additional event of default (and if the new event of default applies to fewer than all series of debt securities, stating to which series it applies);

     -  change the trustee or provide for an additional trustee;

     - provide additional provisions for bearer debt securities so long as the action does not adversely affect the interests of holders of any debt securities in any material respect; or

     - modify the indenture in order to continue its qualification under the Trust Indenture Act of 1939 or as may be necessary or desirable in accordance with amendments to that Act.

(section 901)

     Supplemental indentures requiring consent of holders


     With the consent of the holders of at least a majority in principal amount of the series of the debt securities that would be affected by a modification of the indenture, the indenture permits the Issuer, the Guarantor and the trustee to supplement the indenture or modify in any way the terms of the indenture or the rights of the holders of the debt securities. However, without the consent of each holder of all of the debt securities affected by that modification, the Issuer, the Guarantor and trustee may not:

     - reduce the principal of or premium on or change the stated final maturity of any debt security;


     - reduce the rate of or change the time for payment of interest on any debt security (or, in the case of OID debt securities, reduce the rate of accretion of the OID);


     - change any obligation of the Issuer or the Guarantor to pay additional amounts under the indenture;

     - reduce or alter the method of computation of any amount payable upon redemption, repayment or purchase of any debt security by the Issuer or the Guarantor (or the time when the redemption, repayment or purchase may be made);

     - make the principal or interest on any debt security payable in a currency other than that stated in the debt security or change the place of payment;

     - reduce the amount of principal due on an OID debt security upon acceleration of maturity or provable in bankruptcy or reduce the amount payable under the terms of an indexed debt security upon acceleration of maturity or provable in bankruptcy;


     - impair any right of repayment or purchase at the option of any holder of debt securities;

     - modify the right of any holder of debt securities to receive or sue for payment of the principal or interest on a debt security that would be due and payable at the maturity thereof or upon redemption;

     - modify the Guarantor's obligation under the guarantees to pay all amounts due under the debt securities in any way adverse to the interest of any holders of debt securities; or

     - reduce the principal amount of the outstanding debt securities of any series required to supplement the indenture or to waive any of its provisions.

(section 902)

     A supplemental indenture which modifies or eliminates a provision intended to benefit the holders of one series of debt securities will not affect the rights under the indenture of holders of other series of debt securities.
                               23

Redemption


     The specific terms of any redemption of a series of debt securities will be contained in the prospectus supplement or term sheet for that series. Generally, the Issuer must send notice of redemption to the holders at least 30 days but not more than 60 days prior to the redemption date. The notice will specify:

     -  the principal amount being redeemed;

     -  the redemption date;

     -  the redemption price;

     -  the place or places of payment;

     -  the CUSIP number of the debt securities being redeemed;

     -  whether the redemption is pursuant to a sinking fund;


     - that on the redemption date, interest (or, in the case of OID debt securities, original issue discount) will cease to accrue; and


     - if bearer debt securities are being redeemed, that those bearer debt securities must be accompanied by all coupons maturing after the redemption date or the amount of the missing coupons will be deducted from the redemption price, or indemnity must be furnished, and whether those bearer debt securities may be exchanged for registered debt securities not being redeemed.

(section 1104)

     On or before any redemption date, the Issuer or the Guarantor will deposit an amount of money with the trustee or with a paying agent sufficient to pay the redemption price. (section 1103)

     If less than all the debt securities are being redeemed, the trustee shall select the debt securities to be redeemed using a method it considers fair. (section 1103) After the redemption date, holders of debt securities which were redeemed will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date. (section 1106)


                      Description of the Guarantees


     The Guarantor has unconditionally guaranteed to each holder of debt securities and to the trustee and its successors the due and punctual payment of the principal of and premium, if any, and interest, if any, on the debt securities. The guarantees apply whether the payment is due at the maturity date of the debt securities, on an interest payment date, or as a result of acceleration, an offer to purchase or otherwise. The guarantees include payment of interest on the overdue principal of and interest, if any, on the debt securities (if lawful) and all other obligations of the Issuer under the indenture.

     The guarantees will remain valid even if the indenture is found to be invalid. The Guarantor is obligated under the guarantees to pay any guaranteed amount immediately after the Issuer's failure to do so.


     The Guarantor is a holding company with no independent business operations or source of income of its own. It conducts substantially all of its operations through its subsidiaries and, as a result, the Guarantor depends on the earnings and cash flow of, and dividends or distributions from, its subsidiaries to provide the funds necessary to meet its debt and contractual obligations. Furthermore, a substantial portion of the Guarantor's consolidated assets, earnings and cash flow is derived from the operation of its regulated utility subsidiaries, whose legal authority to pay dividends or make other distributions to the Guarantor is subject to regulation by the State of New York Public Service Commission. In addition, upon consummation of the merger with Eastern Enterprises, the Guarantor expects to register as a holding company under the Public Utility Holding Company Act of 1935, as amended. As a result, the corporate and financial activities of the Guarantor and each of its subsidiaries (including their ability to pay dividends to the Guarantor) will be subject to regulation by the SEC.

     The Guarantor's holding company status also means that the right of the Guarantor to participate in any distribution of the assets of any of its subsidiaries upon liquidation, reorganization or otherwise is subject to the prior claims of the creditors of each of the subsidiaries (except to the extent that the claims of the Guarantor itself as a creditor of a subsidiary may be recognized). Since this is true for the Guarantor, it is also true for the creditors of the Guarantor (including the holders of the debt securities). The right of the Guarantor's creditors (including the holders of the debt securities) to participate in the distribution of the stock owned by the Guarantor in its regulated subsidiaries would also be subject to approval by the State of New York Public Service Commission and the Federal Energy Regulatory Commission.



                          Concerning the Trustee


     We have customary banking relationships with the trustee, The Chase Manhattan Bank. Among other services, The Chase Manhattan Bank provides us with cash management and credit services, including payroll account, lockbox, foreign exchange and investment custody account services. The Chase Manhattan Bank also serves or has served as administrative agent and trustee with respect to several other loans and issuances of debt of the Guarantor or its subsidiaries and is a member of a syndicate of banks which is party to a $700 million line of credit facility with the Guarantor. In addition, Chase Securities Inc., an affiliate of The Chase Manhattan Bank, acts as a placement agent for a commercial paper program which the Guarantor initiated in November 1999.


                              Governing Law


     The laws of the State of New York govern the indenture and will govern the debt securities and the guarantees. (section 112)

                           PLAN OF DISTRIBUTION


     The Issuer may sell the debt securities in any of three ways:

     -  through underwriters or dealers;

     -  through agents; or

     -  directly to purchasers.

     The prospectus supplement or term sheet for each series of debt securities will describe that offering, including:

     -  the name or names of any underwriters, dealers or agents;

     -  the purchase price and the proceeds to the Issuer from that sale;

     - any underwriting discounts and other items constituting underwriters' compensation;

     - any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchanges on which the debt securities of that series may be listed.

Underwriters


     If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters. Unless otherwise set forth in the prospectus supplement or term sheet, the obligations of the underwriters to purchase debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities of a series if any are purchased.

     The debt securities will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of debt securities for whom they may act as agent. Underwriters may also sell debt securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The Issuer may authorize underwriters to solicit offers by certain types of institutions to purchase debt securities from us at the public offering price stated in the prospectus supplement or term sheet required by delayed delivery contracts providing for payment and delivery on a specified date in the future. If the Issuer sells debt securities under these delayed delivery contracts, the prospectus supplement or term sheet will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

Agents


     The Issuer may also sell debt securities through agents designated by us from time to time. We will name any agents involved in the offer or sale of the debt securities and will list commissions payable by the Issuer to these agents in the prospectus supplement or term sheet. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement or term sheet.

Direct sales


     The Issuer may sell debt securities directly to purchasers. In this case, the Issuer will not engage underwriters or agents in the offer and sale of debt securities.

Remarketing transactions


     The Issuer may also sell debt securities that we have purchased, redeemed or repaid through one or more remarketing firms acting as principals for their own accounts or as our agents. The applicable prospectus supplement or term sheet will identify any remarketing firms and describe the terms of our agreement with them and their compensation. Remarketing firms may be deemed to be underwriters of the debt securities under the Securities Act of 1933, as amended.

Indemnification


     We may indemnify underwriters, dealers or agents who participate in the distribution of debt securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

No assurance of liquidity


     Each series of debt securities will be a new issue of securities with no established trading market. Any underwriters that purchase debt securities from the Issuer may make a market in these debt securities. The underwriters will not be obligated, however, to make a market in the debt securities and may discontinue market-making at any time without notice to holders of debt securities. We cannot assure you that there will be liquidity in the trading market for any debt securities of any series.

                              LEGAL OPINIONS


     The validity of the debt securities offered by the Issuer and the guarantees offered by the Guarantor in this prospectus will be passed upon for the Issuer and the Guarantor by Steven L. Zelkowitz, Senior Vice President and Deputy General Counsel of the Guarantor. Mr. Zelkowitz has been granted options to purchase up to 146,000 shares of common stock of
the Guarantor.   Certain other legal matters will be passed upon for the
Issuer and the Guarantor by Dickstein Shapiro Morin & Oshinsky LLP, Washington, D.C., or other counsel identified in the prospectus supplement or term sheet. Frederick M. Lowther, a partner of Dickstein Shapiro Morin & Oshinsky LLP, serves as the General Counsel of the Guarantor and has been granted options to purchase up to 45,000 shares of the Guarantor's common stock. In addition, other Dickstein Shapiro Morin & Oshinsky LLP attorneys may be deemed to be beneficial owners of the Guarantor's common stock having a fair market value of approximately $50,000. Certain legal matters will be passed upon for any agents or underwriters by Simpson Thacher & Bartlett, New York, New York, or other counsel identified in the prospectus supplement or term sheet. Simpson Thacher & Bartlett also acts as counsel for us from time to time.


                                 EXPERTS


     Arthur Andersen LLP, independent accountants, audited certain financial statements for the nine months ended December 31, 1998 and related schedules incorporated by reference in this prospectus and elsewhere in the registration statement. These documents are incorporated by reference herein in reliance upon the authority of Arthur Andersen LLP, as experts in accounting and auditing in giving the report.

     Ernst & Young LLP, independent auditors, have audited the financial statements of Long Island Lighting Company as of March 31, 1998 and for the twelve months ended March 31, 1998, the three months ended March 31, 1997 and the twelve months ended December 31, 1996 and related schedule included in our Annual Report on Form 10-K, as amended, for the Transition Period from April 1, 1998 to December 31, 1998, as set forth in their Report, which is incorporated by reference, in this prospectus and elsewhere in the registration statement. These financial statements and schedule are incorporated by reference herein in reliance upon Ernst & Young LLP's report, given upon their authority, as experts in accounting and auditing.

=============================================================================








                                      $

                               KeySpan Gas East
                                  Corporation

                         % Notes due January   , 2010

                    Guaranteed Fully and Unconditionally by

                              KeySpan Corporation


                        ------------------------------
                        PRELIMINARY PRICING SUPPLEMENT
                        ------------------------------











                              Merrill Lynch & Co.

                             Chase Securities Inc.

                               J.P. Morgan & Co.


                               January   , 2000




=============================================================================